UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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BOISE CASCADE COMPANY
(Name of Registrant as Specified in its Charter)

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Notice of Annual Shareholders' Meeting and Proxy Statement
2015

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702-5389

NOTICE OF OUR ANNUAL MEETING
OF SHAREHOLDERS

To be held April 29, 2015

To Our Shareholders:

I am pleased to invite you to attend our Annual Meeting of Shareholders (Annual Meeting) of Boise Cascade Company (Company), a Delaware Corporation. The Annual Meeting will be held at the Riverfork Room in the Grove Hotel, 245 South Capitol Boulevard, Boise, Idaho 83702, at 9:30 a.m. Mountain Time on April 29, 2015. The purposes of the Annual Meeting, as more fully described in the proxy statement accompanying this notice are:

1.	To elect three members to serve as Class II directors to our board of directors;

2.	To hold an advisory vote on the compensation of our named executive officers (say-on-pay);

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To conduct other business as appropriate.

Shareholders owning our common stock at the close of business on March 2, 2015 (the Record Date) are entitled to vote at the Annual Meeting in person or by returning the proxy card provided with this proxy statement. Each non-treasury share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Enclosed with this Notice of Annual Meeting of Shareholders is a proxy statement, related proxy card with a return envelope and our 2014 annual report on Form 10-K. The 2014 annual report on Form 10-K contains financial and other information that, except as set forth herein, is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

The attached proxy statement provides a summary of the items to be voted on at the Annual Meeting and then a more detailed look at our board of directors and executive compensation. Please consider the issues presented in the proxy and vote your shares as promptly as possible.

Thank you for being a shareholder.
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary
Boise, Idaho

BOISE CASCADE COMPANY
NOTICE OF 2015 ANNUAL SHAREHOLDERS' MEETING

Time and Date:	9:30 a.m. Mountain Daylight Time Wednesday, April 29, 2015

Place:	Grove Hotel, Riverfork Room 245 South Capitol Boulevard Boise, Idaho 83702

Record Date:	March 2, 2015 We will begin mailing our proxy statement, 2014 annual report on Form 10-K, and a proxy card to shareholders of record the week of March 23, 2015.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible. For your convenience, we have provided a summary of the items to be voted on at the Annual Meeting.
Thank you,
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary

i

ii

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, unless the context otherwise indicates, the references to "Boise Cascade," the "Company," "we," "our," or "us" refer to Boise Cascade Company.
You may view a complete copy of our proxy statement and 2014 annual report on Form 10-K by visiting our website at www.bc.com and selecting About Boise Cascade, then Investor Relations, and then Annual Shareholders' Meeting.

Meeting Agenda and Voting Matters	Board Vote Recommendation

Election of three directors to hold office for a three-year term expiring at the annual meeting in 2018.	FOR EACH DIRECTOR NOMINEE

Advisory vote on our executive compensation program.	FOR

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015.	FOR

Transaction of other business properly presented at the meeting.

All shareholders as of the Record Date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 11:30 a.m. Eastern Time (9:30 a.m. Mountain Time). Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (208) 384-6161.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of directors. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The following table illustrates how abstentions and broker nonvotes will be counted.

Proposal No. 1 Election of Directors
If you do not provide voting instructions, your broker may not vote on this matter.

The three director nominees who receive the greatest number of votes will be elected as directors. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

Proposal No. 2 Advisory Approval of Our Executive Compensation Program
If you do not provide voting instructions, your broker may not vote on this matter.

The advisory vote approving our executive compensation program will be determined by the affirmative vote of a majority of shares present at the Annual Meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.

Proposal No. 3 Ratification of Independent Accountant
If you do not provide voting instructions, your broker is permitted to exercise its discretion in voting.

The proposal to appoint KPMG LLP as our independent registered public accounting firm for 2015 will be ratified by the affirmative vote of a majority of shares present at the Annual Meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Board Nominees

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The three members of Class II, Richard H. Fleming, Mack L. Hogans, and Christopher J. McGowan are standing for election as directors at the Annual Meeting, to hold office for three-year terms expiring in 2018. The following table provides summary information about each of these director-nominees. During 2014, Messrs. Fleming and McGowan were directors for the entire year and attended 100% of the board and committee meetings on which they served. Mr. Hogans was elected to the board on July 30, 2014 and, since his election, attended 100% of the board and committee meetings to which he was assigned.

Director Name and Age	Director Since	Occupation	Independent	Committee Memberships			Other Public Company Boards
				Audit	Compensation	Nominating & Corporate Governance

Richard H. Fleming Age - 67	2013	Retired CFO USG Corporation	X	X			Columbus McKinnon Corporation

Mack L. Hogans Age - 66	2014	CEO Mack L. Hogans Consulting Services	X			X

Christopher J. McGowan Age - 43	2004*	General Partner, CJM Ventures, LLC	X	X			Cedar Capital, LLC

*
Mr. McGowan was a member of the board of directors of Boise Cascade Holdings, L.L.C. (BC Holdings) since 2004 and became a member of our board of directors in connection with our February 2013 initial public offering.

Executive Compensation Advisory Approval
We are asking shareholders to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Our board of directors recommends a FOR vote because it believes our compensation policies and practices support our goal of aligning our officers' pay with Company performance and, thus, shareholder interests.
Executive Compensation Elements

▪
We target annual base pay at the 50th percentile of the comparable market compensation data. We believe this enables us to effectively attract and retain talented and experienced officers to manage and lead the Company.

▪
We provide at-risk pay opportunities linked to achievement of short- and long-term goals that benefit shareholders. These compensation elements are also structured so target payouts are set at the 50th percentile of the market. These short- and long-term incentives comprise a significant portion of each officer's total compensation opportunity since they are designed to motivate and reward our officers for growing the Company and maximizing shareholder value.

▪
Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2014, our named executive officers received long-term equity incentive compensation opportunities in a combination of Performance Stock Units (PSUs) and Restricted Stock Units (RSUs).

▪	Our annual incentive compensation opportunities are tied to achievement of financial goals and individual contributions to the Company or individual lines of business.

▪	We provide limited perquisites, including only those benefits that are consistent with competitive practice as necessary to attract and retain key executives.

Key Compensation Activities

▪	We adopted an annual advisory vote regarding our executive compensation program consistent with the shareholder vote on that process.

▪	The board appointed three new members to the compensation committee as the Company completed its transition from private ownership.

▪	We adopted stock ownership guidelines for our officers.

▪
We evaluated the potential risks arising from our compensation policies and practices to ensure these policies and practices were not reasonably likely to have a material adverse effect on the Company.

▪	We reviewed and assessed the performance targets in our short- and long-term incentive plans to ensure they reflect current and anticipated business conditions and are sufficiently challenging.

•	With the assistance of Frederic W. Cook & Co., Inc., our compensation committee reviewed all components of our executive compensation and made adjustments to move closer to the median pay target.

▪	We do not provide single-trigger change-in-control agreements or gross-up provisions in our executive officers' severance agreements.

2014 Highlights

▪	We successfully completed our return to 100% public ownership with the March 2014 common stock distribution by Madison Dearborn Partners.

▪	We grew our sales to approximately $3.6 billion, up 9% from 2013.

▪	We achieved EBITDA(1) growth of 44%, reporting $196.6 million for 2014. We also reported net income of $80 million.

▪	We successfully transitioned the leadership role in each of our businesses.

▪	We ended 2014 with liquidity to support continued organic and acquisition growth in 2015.
__________

(1)
EBITDA is defined as income before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Management uses EBITDA to evaluate ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. To reconcile this non-GAAP measure with the most directly comparable GAAP measure (net income), please refer to pages 25 and 26 of our 2014 annual report on Form 10-K, Item 6. Selected Financial Data.

The following table sets forth the 2014 compensation for each of our named executive officers, as determined under Securities and Exchange Commission (SEC) rules, and highlights that a significant portion (stock awards, option awards, and non-equity incentive plan compensation) is considered "at risk." The SEC's calculation of Total compensation includes several items driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our named executive officers in 2014. For a complete description of our named executive officers' compensation (years 2012-2014), please refer to the Executive Compensation section in this proxy statement.

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas E. Carlile	$850,000	$1,030,516	$—	$—	$1,600,000	$303,149	$1,888,558	$5,672,223
Chief Executive Officer

Wayne M. Rancourt	438,000	343,465	—	—	424,725	251,184	46,185	1,503,559
Executive Vice President
Chief Financial Officer &
Treasurer

Nick Stokes	394,000	343,465	—	—	359,791	256,864	42,286	1,396,406
Executive Vice President,
Building Materials
Distribution

Thomas K. Corrick	407,000	286,251	—	—	459,513	272,690	42,374	1,467,828
Chief Operating Officer

John T. Sahlberg	356,000	286,251	—	—	374,400	219,016	38,163	1,273,830
Senior Vice President,
Human Resources, General
Counsel & Secretary

Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for 2015.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS' MEETING AND VOTING

Internet Availability of Proxy Materials, Annual Reports on Form 10-K, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2014 annual report on Form 10-K by visiting our website at www.bc.com and selecting About Boise Cascade, then Investor Relations, and then Annual Shareholders' Meeting.

You may view complete copies of all of our SEC filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain financial information, by visiting About Boise Cascade, then Investor Relations, and then SEC Filings.

Record Date and Voting at Our 2015 Annual Shareholders' Meeting
Shareholders owning our common stock at the close of business on March 2, 2015 (the Record Date) may vote at the Annual Meeting. On the Record Date, 39,527,112 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.
All valid proxies properly executed and received by us prior to our Annual Meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

▪	FOR the election of the three director nominees;

▪	FOR the nonbinding advisory approval vote of our executive compensation program; and

▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

Your shares will also be voted on any other matters presented for a vote at the Annual Meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at the Annual Meeting.

Independent Tabulator

We have appointed Wells Fargo Shareowner Services (Wells Fargo) as our independent tabulator to receive and tabulate all votes cast at the Annual Meeting. Wells Fargo will determine whether a quorum is present.

Independent Inspector of Election

We have appointed Cydni J. Waldner, of Waldner Law Office L.L.C., as our independent inspector of election to certify the vote results.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The table set forth on page 2 of this proxy statement illustrates how abstentions and broker nonvotes will be counted.

Proxy Solicitation
Our board of directors is soliciting your proxy. We do not intend to retain a proxy solicitor; however, our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.
Householding of Annual Meeting Materials
Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and 2014 Annual Report on Form 10-K may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:
Broadridge Householding Department
51 Mercedes Way
Edgewood, NY 11717
Toll-Free Number: 1-800-542-1061

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

Shareholder Proposals for Inclusion in Next Year's Proxy Statement
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than November 25, 2015.
Boise Cascade Company
Attention: Corporate Secretary
1111 W. Jefferson Street, Suite 300
Boise, ID 83702
Additionally, our bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting no earlier than December 31, 2015, and no later than February 1, 2016.
Please refer to Article II, Section 11 of our bylaws for an outline of the information a shareholder's notice must include regarding director-nominees and other business to be brought before a shareholders' meeting.
You may view a complete copy of our bylaws by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, Corporate Governance, and then Bylaws.

If You Plan to Attend

If you plan to attend the Annual Meeting in person, please bring photo identification, as well as your Notice of Annual Meeting of Shareholders, the tear-off portion of your proxy card, or your brokerage statement reflecting your Boise Cascade holdings as proof of share ownership as of the Record Date.

PROPOSALS TO BE VOTED ON
Proposal No. 1 - Election of Three Directors

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date

I	Duane C. McDougall	Date of 2017 annual shareholders' meeting
Thomas E. Carlile
Kristopher J. Matula

II	Richard H. Fleming	Date of 2015 annual shareholders' meeting
Mack L. Hogans
Christopher J. McGowan

III	Karen E. Gowland	Date of 2016 annual shareholders' meeting
David H. Hannah
Steven C. Cooper

At each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.
Nominees

Three nominees, Messrs. Fleming, Hogans, and McGowan, are standing for election as directors at the Annual Meeting to hold office for three-year terms, expiring in 2018.

Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the three director-nominees. To be elected to our board of directors, the director-nominees must receive a plurality of the votes cast by our shareholders present in person or by proxy and entitled to vote.
The three director-nominees have confirmed their availability for election. If any of the director-nominees become unavailable to serve as a director for any reason prior to the Annual Meeting, our board of directors may substitute another person as a director nominee. In that case, your shares will be voted FOR the substitute director nominee.

Additional information follows for the three director-nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that person should serve as a director of the Company. During the past ten years, none of our directors has been a party to any legal or bankruptcy proceedings reportable under SEC rules.

Our board of directors unanimously recommends shareholders vote FOR Messrs. Fleming, Hogans and McGowan, our three director nominees.

Richard H. Fleming, 67 - Nominee
Mr. Fleming became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. Fleming was the executive vice president and chief financial officer of USG Corporation from 1999 until his retirement in 2012. USG is a leading manufacturer and distributor of high performance building systems for the construction and remodeling industries. Prior to joining USG, Mr. Fleming was employed by Masonite Corporation, which was acquired by USG in 1984. During his 39-year career with Masonite and USG, Mr. Fleming held various operating and finance positions and was USG's chief financial officer for approximately 18 years.
Education

▪	B.S. in economics, University of the Pacific, Stockton, CA

▪	MBA with finance specialization, Tuck School of Business at Dartmouth College

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Columbus McKinnon Corporation

Attributes and skills that led our board to conclude Mr. Fleming should serve as a director of the Company

▪	Provides strong financial skills to our board of directors and has relevant industry experience.

Mack L. Hogans, 66 - Nominee
Mr. Hogans became one of our directors in July 2014.
Business Experience
Mr. Hogans was senior vice president of corporate affairs with Weyerhaeuser Company until his retirement in 2004. Weyerhaeuser Company is one of the world’s largest private owners of timberlands and one of the largest manufacturers of wood and cellulose fibers products.
Mr. Hogans currently operates a consulting services business. Prior to joining Weyerhaeuser in 1979, Mr. Hogans was employed by the U.S. Forest Service, Maryland National Capital Parks & Planning Commission, and the National Park Service.

Education

•	B.S. in forestry and natural resources, University of Michigan

•	M.S. in forest resources, University of Washington

•	Graduate of Stanford University Graduate School of Business Executive Program (SEP)

Attributes and skills that led our board to conclude Mr. Hogans should serve as a director of the Company

•	Has relevant industry experience and provides strong corporate governance and compliance skills to our board of directors.

Christopher J. McGowan, 43 - Nominee
Mr. McGowan became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. McGowan served as one of Boise Cascade Holdings, L.L.C.’s directors from October 2004 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013 in connection with our initial public offering. In August 2014, he became a general partner of CJMV-GMC-AHSS, L.P. (d/b/a Autism Home Support Services, Inc.). In 2012, Mr. McGowan served as a faculty advisor to The University of Chicago Booth School of Business and currently serves as Entrepreneur in Residence, Instructor, and Senior Advisor there. In September 2011, he became a general partner of CJM Ventures, L.L.C. and OPTO Holdings, L.P. From 1999 until 2011, he was employed by Madison Dearborn and served as a managing director concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. McGowan was with AEA Investors, Inc. and Morgan Stanley & Co. Incorporated.

Education

▪	B.A., Columbia University

▪	M.B.A., Harvard Graduate School of Business

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Cedar Capital, LLC (d/b/a Good Harbor Financial, LLC, a registered investment advisor that operates registered investment companies)

Prior directorships held during past five years at any public company or registered investment company

▪	Smurfit Kappa Group Ltd. (formerly known as Jefferson Smurfit Group)

Attributes and skills that led our board to conclude Mr. McGowan should serve as a director of the Company

▪	Provides strong financial skills to our board of directors.

Thomas E. Carlile, 63
Mr. Carlile served as the Company’s chief executive officer from August 2009 until March 2015 and a director since February 2013 in connection with our initial public offering. He began serving as board chairman in March 2015.
Business Experience
Mr. Carlile served as chief executive officer from 2009 to 2015 and as a director of Boise Cascade Holdings, L.L.C. from August 2009 until its dissolution in September 2014. He became a Boise Cascade Company director in February 2013 in connection with our initial public offering and board chairman in March 2015. Mr. Carlile previously served as our executive vice president and chief financial officer from February 2008 to August 2009, following the divestiture of our paper and packaging businesses. From October 2004 to January 2008, he served as our senior vice president and chief financial officer.
Education

▪	B.S. in accounting, Boise State University

▪	Stanford Executive Program

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	IDACORP, Inc.

Attributes and skills that led our board to conclude Mr. Carlile should serve as a director of the Company

▪
Position as former chief executive officer with 42 years experience with the Company and its predecessors allows him to advise the board of directors on operational and industry matters affecting the Company.

Steven C. Cooper, 52
Mr. Cooper became one of our directors in February 2015.

Business Experience
Mr. Cooper is currently a director, the president, and chief executive officer of TrueBlue, Inc., a New York Stock Exchange-listed company based in Tacoma, Washington. TrueBlue is one of the nation’s largest industrial staffing companies and a leading supplier of specialized workforce solutions to more than 130,000 businesses. TrueBlue has been repeatedly recognized as one of Forbes Magazine’s “Most Trustworthy Companies” for its solid corporate governance and accounting transparency. Prior to joining TrueBlue in 1999, Mr. Cooper held various professional staff positions at Arthur Andersen, Albertsons, and Deloitte.

Education

▪	B.A. in business administration, Idaho State University

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	TrueBlue, Inc.

Attributes and skills that led our board to conclude Mr. Cooper should serve as a director of the Company

▪
Experience as a chief executive officer provides valuable insight on operational and industry issues. Also provides strong accounting and financial expertise and experience in workforce management to our board.

Karen E. Gowland, 56
Ms. Gowland became one of our directors in January 2014.
Business Experience
Before her retirement in March 2014, Ms. Gowland was the senior vice president, general counsel and corporate secretary for Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America in late 2013. Boise Inc. was a manufacturer of a wide variety of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel and secretary. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel and secretary of Boise Cascade, L.L.C. During her 30 years in the forest products industry, Ms. Gowland has held various legal and compliance positions, which include over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.
Education

▪	B.S. in accounting, University of Idaho

▪	J.D., University of Idaho

Attributes and skills that led our board to conclude Ms. Gowland should serve as a director of the Company

▪	Has relevant industry and company experience and provides strong corporate governance and compliance to our board of directors.

David H. Hannah, 63
Mr. Hannah became one of our directors in November 2014.
Business Experience
Mr. Hannah is chairman and chief executive officer of Reliance Steel & Aluminum Co., a New York Stock Exchange, Fortune 500 company, based in Los Angeles, California. Reliance is the largest operator of metals service centers in North America, with over 300 locations in 39 states. Reliance also operates in 11 foreign countries. Prior to joining Reliance in 1981, Mr. Hannah held various professional staff positions at Ernst & Whinney, a predecessor firm to Ernst & Young, LLP. Mr. Hannah is a certified public accountant.

Education

▪	B.S. in finance and accounting, University of Southern California

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Reliance Steel & Aluminum Co.

Attributes and skills that led our board to conclude Mr. Hannah should serve as a director of the Company

▪
Experience as a chief executive officer of a major products distribution company provides valuable insight on operational and industry issues. Also provides strong accounting and financial expertise to our board.

Kristopher J. Matula, 52
Mr. Matula became one of our directors in July 2014.
Business Experience
Mr. Matula retired from Buckeye Technologies, Inc. in 2012, where he served as president and chief operating officer and a director. He is currently a private consultant. Buckeye, a large, publicly traded producer of cellulose-based specialty products, was acquired by Georgia-Pacific in 2013. During his career at Buckeye, Mr. Matula also served as chief financial officer and head of Buckeye’s nonwovens business. Prior to joining Buckeye in 1994, Mr. Matula was employed by Procter & Gamble Company.

Education

•	B.S. in mechanical engineering, Purdue University

•	M.S. in aerospace engineering, University of Cincinnati

•	M.B.A. in finance and production, University of Chicago Graduate School of Business

Prior directorships held during past five years at any public company or registered investment company

•	Buckeye Technologies Inc.

Attributes and skills that led our board to conclude Mr. Matula should serve as a director of the Company

▪	Has relevant industry and company experience and provides strong corporate governance and compliance skills to our board of directors.

Duane C. McDougall, 63
Mr. McDougall served as our board chairman from our initial public offering in February 2013 until March 2015. He became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. McDougall was the board chairman of BC Holdings from December 2008, and also a director of BC Holdings from 2005 until its dissolution in September 2014. He became a Boise Cascade Company director and board chairman in February 2013 in connection with our initial public offering. Mr. McDougall also served as our chief executive officer of Boise Cascade, L.L.C. from December 2008 to August 2009. Prior to joining our company, Mr. McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its sale in 2002. During his 23-year career with Willamette, Mr. McDougall held numerous operating and finance positions before becoming president and chief executive officer of Willamette.

Education

▪	B.S. in accounting, Oregon State University

▪	University of Virginia Darden Executive Program

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	The Greenbrier Companies, Inc.

▪	StanCorp Financial Group, Inc.

Prior directorships held during past five years at any public company or registered investment company

▪	Cascade Corporation

▪	West Coast Bancorp

Attributes and skills that led our board to conclude Mr. McDougall should serve as a director of the Company

▪
Experience as a chief executive officer of a major forest products company provides our board of directors with valuable insight on operational and industry issues. Also provides strong accounting and financial expertise to our board.

Proposal No. 2 - Advisory Approval of Our Executive Compensation Program
We are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our named executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our named executive officers' pay considered variable, or "at risk," and thus aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture.
Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals. Our board of directors has determined the best way to allow shareholders to vote on our executive compensation program is through the following resolution:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.
Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.
Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the overall executive compensation policies and procedures employed by us for our named executive officers.

Proposal No. 3 - Ratification of Independent Accountant

The audit committee of our board of directors is responsible for the engagement of our independent auditor and has appointed KPMG LLP (KPMG) in that capacity, effective February 25, 2015.

Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without resubmitting the matter to shareholders. Even if the selection of KPMG is ratified, the audit committee may, in its sole discretion, change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.

It is expected that one or more representatives of KPMG will be present at our Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
For information on the services KPMG has provided for us, please refer to the following table:

2014
Audit Fees	$1,900,000
Audit-Related Fees	8,000
Tax Fees	141,537
All Other Fees	—
Total	$2,049,537

Our board of directors unanimously recommends shareholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2015.

CORPORATE GOVERNANCE
Code of Ethics for Our Board of Directors
We have adopted a Boise Cascade Company Code of Ethics (Code of Ethics) that applies to our directors and all of our employees. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics by posting the required information on our website.
You may view a copy of our Code of Ethics by visiting our website at www.bc.com and selecting About Boise Cascade, and then Code of Ethics.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines (the Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board's commitment to monitor the effectiveness of policy and decision making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, our Certificate of Incorporation or bylaws, or the rules of the New York Stock Exchange (the NYSE) or any applicable nominating or related agreement to which the Company is party. Our board of directors may modify the Guidelines from time to time on the recommendation of the corporate governance and nominating committee and as deemed appropriate by our board of directors.

You may view a complete copy of the Guidelines by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, Corporate Governance, and then Corporate Governance Guidelines.

Director Independence
Our directors believe board independence is important and is key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.
We list our common stock on the NYSE. The NYSE rules require that a majority of our directors be independent from management and all members of our board committees be independent. For a director to be independent under the NYSE's rules, our board must determine affirmatively that he or she has no material relationship with us. Additionally, he or she cannot violate any of the bright line independence tests set forth in the NYSE listing rules that would prevent our board of directors from determining that he or she was independent. These rules contain heightened independence tests for members of our audit and compensation committees. Our board of directors will broadly consider all relevant facts and circumstances to determine the independence of any director, in accordance with the NYSE listing rules.
To assist in making this determination, our board adopted the NYSE's independence standards, including the NYSE listing rules and Rules 10A-3 and 10C-1 under the Exchange Act. For purposes of these standards, we include Boise Cascade Company and our consolidated subsidiaries.
Our board has determined that Ms. Gowland and Messrs. Cooper, Fleming, Hannah, Hogans, Matula, and McGowan are independent directors as defined under the NYSE's listing standards. These directors constitute a majority of our board of directors and represent all of our committee members. In making their determination, our board considered the relationships disclosed in the Related-Person/Party Transactions section below.
Additionally, our board of directors has determined that (i) each member of the audit committee meets the heightened independence standards for audit committee service under the NYSE listing rules and Rule 10A-3 under the Exchange Act and (ii) each member of the compensation committee meets the heightened independence standards for compensation committee service under the NYSE listing rules and Rule 10C-1 under the Exchange Act.
Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (SEC). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements were complied with, as applicable to our officers, directors and greater than ten percent beneficial owners, except that (i) Form 4s disclosing the grant of restricted stock units in 2014 for each of Thomas Carlile, Wayne Rancourt, Thomas Lovlien, John Sahlberg and Kelly Hibbs were filed late due to an administrative error and (ii) Form 4s disclosing the satisfaction of the performance condition with respect to performance units granted in 2013 and the retention of shares by the Company to satisfy the tax obligation associated with the time vesting of a portion of such awards for each of Messrs. Thomas Carlile, Wayne Rancourt, Stanley Bell, Nick Stokes, Thomas Lovlien, John Sahlberg and Kelly Hibbs were filed late due to an administrative error.

Related-Person/Party Transactions
Family Relationships
No family relationships exist between any of our directors and executive officers.
Director Nomination Agreement

We entered into a Director Nomination Agreement with BC Holdings on February 11, 2013, that gave BC Holdings the right to designate a number of nominees for election to our board of directors proportionate to its ownership for so long as BC Holdings beneficially owned 10% or more of the total number of shares of our common stock then outstanding. As of March 3, 2014, BC Holdings no longer owned any shares of our common stock and in 2014 BC Holdings was dissolved. The agreement is no longer in effect.

Registration Rights Agreement
In connection with our initial public offering, we entered into a registration rights agreement with BC Holdings on February 8, 2013 (the Registration Rights Agreement). BC Holdings was entitled to request that we register its shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be "shelf registrations." BC Holdings was also entitled to participate in certain registered offerings by the Company, subject to the restrictions in the Registration Rights Agreement. We agreed to pay BC Holdings' expenses in connection with BC Holdings' exercise of these rights. This registration rights agreement was terminated in connection with the 2014 dissolution of BC Holdings.
Affiliated-Company Transactions
Ms. Gowland, one of our directors, was the senior vice president, general counsel and secretary of Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America (PCA) in October 2013 and continued as an employee of PCA until March 1, 2014. PCA is a leading manufacturer of a wide variety of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel and secretary.
In 2014, the Company had commercial relationships with PCA that amounted to approximately $138 million. Those relationships involve log and chip purchases and sales of approximately $123 million and an outsourcing services agreement under which PCA provides the Company corporate services such as information technology, human resources and accounting for approximately $15 million. These commercial relationships continue in 2015 but to a lesser scale under the outsourcing services agreement. The Company’s board has determined that, following her termination from PCA, Ms. Gowland became an independent director as defined by Section 303A.02 of the NYSE Listed Company Manual.
Mr. Cooper, one of our directors, is the president and chief executive officer of TrueBlue Inc. (TrueBlue), an industrial staffing company. In 2014, the Company had commercial relationships with TrueBlue that amounted to approximately $126,000.
Policies and Procedures for Related-Person/Party Transactions
Our written policy regarding transactions with related persons requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any "related person transaction" (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors recuse themselves from any discussion or decision affecting their personal, business or professional interests. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with Delaware law.

Role of Board of Directors in Our Risk Management Processes
Our board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations, and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
Our board of directors delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material- or enterprise-level risk.
Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the Company. The audit committee meets a number of times each year with our director of internal audit, our chief financial officer and our controller.

We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate security, environmental audits, and safety audits.
Risk Analysis of Employee Compensation Policies and Practices
We reviewed our compensation policies and practices for our employees and determined these policies and practices were not reasonably likely to have a material adverse effect on the Company. Specifically, we determined that our practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

▪	None of our businesses presents a high risk profile in that a very large percentage of our revenues and income is derived from commodity products;

▪	Our incentive pay structure rewards performance in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

▪	Our incentive pay program has both minimum and maximum caps designed to take into account short- and long-term affordability measures;

▪	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our short-term incentive pay program;

▪	We have adopted a clawback for our equity-based Long Term Incentive Plan (LTIP); and

▪	With the implementation of our clawback, our executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Director Selection Process

Our corporate governance and nominating committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	recommending to our board a slate of director nominees for election or reelection at the annual meeting of shareholders; and

•	recommending to our board of directors persons to fill board and committee vacancies.

Through this process, members of the corporate governance and nominating committee consult with our board chair and accept nominee recommendations from other directors and/or shareholders in accordance with the terms of our Certificate of Incorporation and our bylaws. The invitation to join our board of directors is extended by our board of directors through our board chair.

Suitability of Candidates
In evaluating the suitability of candidates, our board of directors and corporate governance and nominating committee consider many factors, including a candidate's:

•	experience as a senior officer in a public or substantial private company or other comparable experience;

•	breadth of knowledge about issues affecting the Company and/or its industry;

•	expertise in finance, logistics, manufacturing, law, human resources or marketing or other areas that our board determines are important areas of needed expertise; and

•
personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to our board of directors and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The corporate governance and nominating committee is committed to nondiscrimination in its selection practices and makes decisions primarily on the basis of skills, qualifications and experience.

Candidates for nomination have been recommended by an executive officer or director and considered by the corporate governance and nominating committee and our board of directors.

Consideration of Diversity in Nomination Process
Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, in addition to the factors set forth above, our board of directors will consider gender, racial, ethnic, and global diversity for director recruitment.
Shareholder Nominations for Directors
The corporate governance and nominating committee has not adopted a formal policy regarding shareholder nominations for directors because the corporate governance and nominating committee does not believe such a policy is necessary for the equitable treatment of shareholder nominations. In accordance with our Bylaws, however, the corporate governance and nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year's Proxy Statement section in this proxy statement for related instructions). We did not receive any shareholder nominations or recommendations for director in connection with the Annual Meeting.

Board and Committee Self-Evaluations
Our directors conduct annual self-evaluations of our board of directors and its committees. These evaluations assess the overall effectiveness of our board of directors. The chairman of the board reviews the directors' responses and provides the full board with an assessment of the performance of the board and its committees. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and its directors.

Communications with Our Board of Directors
You may contact our board of directors by writing to the chairman of the corporate governance and nominating committee, in care of general counsel at the address or email address shown below. All correspondence will be referred to the chairman of the board, who is not a member of management. Copies of all complaints or concerns are forwarded to our general counsel and corporate secretary.
Boise Cascade Company
Attention: General Counsel
1111 W. Jefferson Street, Suite 300
Boise, ID 83702
Email: legaldepartment@bc.com

BOARD STRUCTURE

Board Leadership Structure
Currently the positions of chairman and chief executive officer are filled separately. Our board of directors believes that this structure is appropriate for the Company at this time. Mr. Carlile’s (our chairman of the board) experience as our former chief executive officer provides our board of directors with valuable insight on operational and industry issues.
On February 4, 2013, our corporate governance and nominating committee and our board of directors adopted the Guidelines to serve as a flexible framework within which the board conducts business. This framework includes at least two meetings per year with only the independent directors to discuss matters as they deem appropriate, with the chairman of the corporate governance and nominating committee presiding.

Executive Sessions
Our board of directors and each of our committees routinely meet in executive sessions outside the presence of management. Mr. Carlile, our chairman of the board, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of each respective committee.

2014 Overall Meeting Attendance Rates
During 2014, our board of directors met four times in person and zero times by telephone conference. In addition to meetings of the full board, our board committees met a total of 15 times. As a group, our directors had an overall attendance rate of 100%.
Under the Guidelines, our directors are expected to attend our Annual Meeting to be held on April 29, 2015. All of the directors who were then serving on the Board attended the 2014 annual meeting of shareholders.

Committees
Our board of directors has established the following three standing committees:
Audit Committee
Compensation Committee
Corporate Governance & Nominating Committee
The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices. Each committee submits any recommended changes to its charter coming out of such review to our board of directors.
You may view copies of our committee charters by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select any of the committee charters.
Audit Committee

Committee Members (1)	2014 Committee Meeting Attendance Rate (2)

Christopher J. McGowan, committee chair (3)	100%
Steven C. Cooper (3) (4)	N/A
Richard H. Fleming (3)	100%

(1)
All members of the audit committee are independent as defined under the applicable NYSE listing standards and in accordance with Rule 10A-3 under the Exchange Act, as determined by our board of directors.

(2)	The audit committee met four times in person and four times telephonically during 2014.

(3)	Our board of directors has determined that Mr. McGowan, Mr. Cooper and Mr. Fleming are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

(4)
Mr. Cooper became a member of the audit committee in February 2015 and, therefore, attended none of the 2014 audit committee meetings. Mr. John W. Madigan served on the audit committee until his June 2014 resignation. Mr. Matt W. Norton served on the audit committee the remainder of 2014.

The audit committee of our board of directors is responsible for matters including the following:

▪	Reviewing and discussing with management and the independent auditors:

◦	the Company’s annual audited financial statements and quarterly unaudited financial statements;

◦	major issues regarding accounting principles, financial statement presentations and the adequacy and effectiveness of the Company’s internal controls;

◦	significant financial reporting issues and judgments including the effects of alternative GAAP methods on the financial statements; and

◦	the effect of regulatory and accounting initiatives on the Company’s financial statements;

▪	Discussing with management our overall risk assessment and risk management policies;

▪
Reviewing disclosures made by our chief executive officer and chief financial officer regarding any significant deficiencies or material weakness in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or employees who have a significant role over financial reporting;

▪	Establishing procedures for the receipt, retention and treatment of complaints or confidential submissions regarding accounting, internal accounting controls or auditing matters;

▪	Overseeing such portions of the Code of Ethics as our board of directors may designate from time to time;

▪	Discussing with management and/or our general counsel any legal matters that may have a material impact on our financial statements;

▪	Selecting, overseeing and determining the compensation of the Company’s independent auditors;

▪
Approving audit fees paid to independent auditors, preapproving all audit services (and non-audit services to be performed for the Company by the independent auditors) and considering whether the provision of non-audit services is compatible with maintaining the auditor’s independence;

▪	Annually evaluating the qualifications, performance and independence of the independent auditors;

▪	Annually preparing a report to be included in our proxy statement and submitting such report to our board of directors for approval;

▪
Reviewing the scope and staffing of the independent auditors annual audit, discussing all matters required by PCAOB auditing Standard No. 16, and discussing any audit problems or difficulties and management’s response;

▪	Reviewing internal audit department activities and approving the internal audit department projects and annual budget; and

▪	Reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management's responses.

For a complete description of our audit committee's responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select the audit committee charter.

Compensation Committee

Committee Members (1)	2014 Committee Meeting Attendance Rate (2)

Karen E. Gowland, committee chair	100%
David H. Hannah	N/A
Kristopher J. Matula	100%

(1)	All members of the compensation committee are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors.

(2)
The compensation committee of our board of directors met in person three times during 2014. Ms. Gowland became a member of the committee in March 2014 and chair in July 2014. Mr. Matula became a member in July 2014. Mr. Hannah became a member in November 2014. The attendance percentage reported above is based on meetings held following their appointments. Mr. Thomas S. Souleles served on the compensation committee until his resignation on November 5, 2014. (There were no meetings held in 2014 following Mr. Hannah’s November 2014 appointment.)

The compensation committee of our board of directors is responsible for matters including the following:

▪	Assisting our board of directors in discharging its responsibilities relating to compensation of our board members, chief executive officer and other executive officers;

▪	Reviewing and approving employment agreements and other similar arrangements between the Company and our chief executive officer and other executive officers;

▪	Reviewing and evaluating the Company's overall compensation philosophy and oversee the Company's equity, incentive and other compensation and benefits plans; and

▪	Preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K.

For a complete description of our compensation committee's responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select the compensation committee charter.

Corporate Governance & Nominating Committee

Committee Members (1)	2014 Committee Meeting Attendance Rate (2)

Mack L. Hogans, committee chair	100%
Karen E. Gowland	100%
David H. Hannah	N/A

(1)
All members of the corporate governance and nominating committee are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors. Mr. Duane McDougall served on this committee in 2014 while we were a controlled company and resigned from the committee in April 2014 in advance of the one-year anniversary when we ceased being a controlled company. From April 2014 until his resignation on November 5, 2014, Mr. Thomas S. Souleles served on the committee.

(2)
The corporate governance and nominating committee of our board of directors met in person four times during 2014. Mr. Hogans became a member of the committee in July 2014 and chair in November 2014. Ms. Gowland became a member in March 2014. Mr. Hannah became a member in November 2014. The attendance percentage reported is based on meetings held following their appointments. (There were no meetings held in 2014 following Mr. Hannah’s November 2014 appointment.)

The corporate governance and nominating committee of our board of directors is responsible for matters including the following:

▪	Identifying and assessing persons qualified to become board members, consistent with the qualification standards and criteria approved by the board;

▪	Recommending to the board a slate of director nominees for election or reelection at the annual meeting of stockholders;

▪	Recommending to the board the structure and membership of board committees;

▪	Recommending to the board persons to fill board and committee vacancies;

▪	Overseeing annual evaluations of the board and committees of the board;

▪	Reviewing periodically the Guidelines applicable; and

▪	Making other recommendations to the board relative to corporate governance issues.
For a complete description of our corporate governance and nominating committee's responsibilities, you may view a copy of our corporate governance and nominating committee charter by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select the corporate governance and nominating committee charter.

BOARD COMPENSATION

Employee board members have not received compensation for their service on our board of directors (there are currently no employee board members). Nonemployee board members in 2014 were entitled to receive the compensation described below under "2014 Director Fees."

Director Compensation Table
The following table presents compensation information for each of our current and former nonemployee directors for the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)

Richard H. Fleming	$59,208	$80,014	$—	$—	$139,222

Karen E. Gowland	60,245	80,014	—	—	140,259

David H. Hannah	9,293	30,435	—	—	39,728

Mack L. Hogans	25,272	45,014	—	—	70,286

John W. Madigan (4)	24,593	80,014	6,456	—	111,063

Kristopher J. Matula	25,272	45,014	—	—	70,286

Duane C. McDougall	149,208	80,014	—	—	229,222

Christopher J. McGowan	69,208	80,014	—	—	149,222

Samuel M. Mencoff (4)	37,007	80,014	—	—	117,021

Matthew W. Norton (4)	59,208	80,014	—	—	139,222

Thomas S. Souleles (4)	50,078	80,014	—	—	130,092

(1)	Messrs. Hogans, Matula and Hannah became members of our board of directors on July 30, July 30 and November 5, 2014, respectively. Their cash payments and stock awards were pro-rated for 2014.

(2)
On February 27, 2014, all of our nonemployee directors were awarded 2,639 time-vested restricted stock units with a grant date fair value of $80,014. Each of Messrs. Mencoff, Souleles and Norton is an executive officer or an employee of Madison Dearborn and was appointed to our board of directors as nominees of BC Holdings pursuant to the Director Nomination Agreement. They each held their awards for the benefit of certain affiliates of Madison Dearborn. Only Messrs. Mencoff and Souleles (along with MDCP IV, MDP IV, Madison Dearborn and Mr. Paul J. Finnegan, a member of the limited partner committee of MDP IV) may be deemed to have an indirect pecuniary interest in such awards. Mr. Norton has no pecuniary interest in such awards. For further information on these 2014 director equity awards, please refer to the 2014 Director Restricted Stock Unit Awards section in this proxy statement. Messrs. Madigan, Mencoff and Souleles forfeited their awards when they resigned from the board on June 2, 2014, July 30, 2014 and

November 5, 2014, respectively.

(3)
Change in Pension Value - We do not provide our directors with pension benefits. Nonqualified Deferred Compensation Earnings - Our director-deferred compensation plan was open for contributions in 2014, but none of our directors participated. The amount reported for Mr. Madigan reflects the above-market portion of interest he earned on compensation he deferred prior to 2009.

(4)
Messrs. Madigan, Mencoff and Souleles resigned from our board on June 2, July 30 and November 5, 2014, respectively. Mr. Norton resigned from our board effective February 27, 2015. They were all initial nominees of BC Holdings and designated under the director nomination agreement.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2014, the compensation committee consisted of John Madigan (who resigned from the committee effective June 2, 2014), Duane McDougall (who resigned from the committee effective April 22, 2014), Karen Gowland, David Hannah, Kristopher Matula, Samuel Mencoff (who resigned from the committee effective Juy 20, 2014) and Thomas Souleles (who resigned from the committee effective November 15, 2014). See "Corporate Governance-Related-Person/Party Transactions- Affiliated-Company Transactions" for information about Ms. Gowland's relationship with PCA, a commercial counterparty of the Company's. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

2014 Director Fees

Beginning in February 2014, our fee schedule for nonemployee directors was:

Director Fees	2014

Director Fees (Annual):
Cash Retainer (1)	$60,000
Equity Award (2)	$80,014

Committee Chair Fees (Annual):
Audit	$10,000
Compensation	$5,000
Chairman	$90,000

(1)	The actual cash retainer was pro-rated for Messrs. Hannah, Hogans and Matula.

(2)
On February 27, 2014, each nonemployee director received 2,639 time-vested restricted stock units with a grant date fair value of $80,014 per award. See note (2) to the Director Compensation Table for additional information regarding such grants. The equity award was pro-rated for Messrs. Hannah, Hogans and Matula.

2015 Director Fees
The compensation committee and the board engaged Frederic W. Cook & Co., Inc. (Frederic Cook) to review compensation for our directors. As a result of that review, beginning in 2015, the compensation committee and board adopted the following fee schedule for nonemployee directors for the fiscal year ending December 31, 2015:

Director Fees	2015

Director Fees (Annual):
Cash Retainer	$70,000
Equity Award (1)	$80,000

Committee Chair Fees (Annual):
Audit	$15,000
Compensation	$10,000
Governance and Nominating Committee	$7,500
Chairman
Additional Cash Retainer	$90,000
Additional Equity Award (2)	$25,000

(1)	On February 25, 2015, each director received 2,212 time-vested restricted stock units with a grant date fair value of $80,008 per award.

(2)
Mr. Carlile was elected chairman effective following his March 6, 2015 retirement and received, effective on his becoming chairman, 2,903 time-vested restricted stock units with a grant date fair value of $105,000.

2014 Director Restricted Stock Unit Awards
Upon recommendation of the compensation committee, our board of directors approved the granting of a target of approximately $80,000 in RSUs (or 2,639 units) to each of our nonemployee directors. These 2014 RSU awards are service-condition vesting awards that vested in full on February 27, 2015, but will not be distributed until 6 months and 1 day following the director’s termination from the board of directors.
Directors Deferred Compensation Plan

We maintain a "nonqualified" deferred compensation plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to invest a portion of their cash compensation. Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors. The plan was closed for contributions in 2013 but was reopened for participation effective January 1, 2014. Mr. Madigan contributed to this plan prior to 2009. None of our directors elected to defer their cash compensation in 2014 under this plan, but Ms. Gowland and Mr. Matula have elected to defer cash compensation in 2015 under this plan. We do not anticipate making any changes to this plan in 2015.

STOCK OWNERSHIP
Stock Ownership Guidelines for Our Directors
In February 2014, our board of directors established Company stock ownership guidelines for our directors which are intended to ensure that our directors acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.
Our director stock ownership guidelines provide that, within five years from becoming a director, each director should acquire and maintain stock ownership in the Company equal to five times his or her annual cash retainer. Because the equity granted to our directors is not actually distributed to them until after they have terminated their service as directors, each director is required to continue holding all of the RSUs granted to him or her.
Stock Ownership Guidelines for Our Officers
Our corporate governance and nominating committee recommended and our board adopted, officer stock ownership guidelines at our February 27, 2014, board meeting. The ownership targets within the guidelines vary by officer level with the chief executive officer’s target at three times salary; the presidents’, executive vice presidents’ and senior vice presidents’ target at one-and-one half times salary and vice presidents’ target at one times salary. Officers are expected to achieve their respective target within five years of the later of the board’s adoption of the guidelines or of becoming an officer.
Security Ownership of Certain Beneficial Owners and Management
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 2, 2015 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Boise Cascade Company, 1111 West Jefferson Street, Suite 300, Boise, ID 83702. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his, her or its name.

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Column
	A	B		C
	Shares Owned as of 3/14/15 (#)(1)	Right to Acquire Within 60 Days of 3/14/15 (#)(1)		Percent of Class (%)(2)

Persons Owning Greater Than 5% of Our Outstanding Common Stock:
BlackRock, Inc. (3)	4,451,568	—		11.2%
The Vanguard Group (4)	2,547,369	—		6.4%
Westwood Management Corporation (5)	2,407,975			6.1%
FMR LLC (6)	2,179,496	—		5.5%

Nonemployee Directors:
Steven C. Cooper	—	—		*
Richard H. Fleming	5,000	4,662	(7)	*
Karen E. Gowland	—	2,639	(8)	*
David H. Hannah	—	832	(8)	*
Mack L. Hogans	—	1,540	(8)	*
Kristopher J. Matula	—	1,540	(8)	*
Duane C. McDougall	19,962	4,662	(7)	*
Christopher J. McGowan	22,213	4,662	(7)	*

Named Executive Officers:
Thomas E. Carlile (10)	45,944	17,552	(9)	*
Wayne M. Rancourt	11,900	6,582	(9)	*
Thomas K. Corrick	7,175	3,949	(9)	*
Nick Stokes	8,169	3,949	(9)	*
John T. Sahlberg	5,345	4,388	(9)	*

All Directors and Executive Officers as a Group (15 Persons)	133,033	61,675		*

* Less than 1%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 2, 2015 (Column B).

(2)
Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the Company's total number of outstanding shares on March 2, 2015 (39,527,112 shares) plus the number of shares such person has the right to acquire within 60 days of March 2, 2015 (Column B).

(3)
Pursuant to Schedule 13G, Amendment No. 1, dated January 9, 2015, and filed with the SEC on January 9, 2015, by BlackRock, Inc. (BlackRock). BlackRock's principal business is at 55 East 52nd Street, New York, NY 10022.

(4)
Pursuant to Schedule 13G dated February 9, 2015, and filed with the SEC on February 11, 2015, by The Vanguard Group (Vanguard). Vanguard's principal business is at 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Pursuant to Schedule 13G dated February 11, 2014, and filed with the SEC on February 11, 2014, by Westwood Management Corporation (Westwood). Westwood's principal business is at 200 Crescent Court, Suite 1200, Dallas, TX 75201.

(6)
Pursuant to Schedule 13G, Amendment No. 3, dated February 13, 2015 and filed jointly with the SEC on February 13, 2015 by FMR LLC, Mr. Edward C. Johnson 3d and Abigail P. Johnson (the Fidelity 13G). According to the Fidelity 13G,

the shares are directly owned by Fidelity Investments Money Management, Inc., FMR Co., Inc., Pyramis Global Advisors Trust Company and Pyramis Global Advisors, LLC (Fidelity Funds). Mr. Edward C. Johnson 3d is a director and the chairman of FMR LLC and Mrs. Abigail P. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which are advised by Fidelity Management & Research Company (FMR Co), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. According to the Fidelity 13G, such report reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies but does not include shares, if any, beneficially owned by other companies whose beneficial ownership is disaggregated from the entities included in the Fidelity 13G. FMR LLC’s, Mr. Edward C. Johnson 3d’s and Abigail P. Johnson’s principal business office is located at 245 Summer Street, Boston, MA 02210.

(7)
Reported amount includes 2,023 and 2,639 restricted stock units which vested on February 26, 2014, and February 27, 2015, respectively; provided, that vested shares will be delivered to the subject director 6 months and 1 day after his/her termination as a director (or other employee) of the Company.

(8)
Reported amount includes 2,639, 832, 1,540, and 1,540 restricted stock units which vested on February 27, 2015, for Ms. Gowland and Messrs. Hannah, Hogans, and Matula, respectively; provided, that vested shares will be delivered to the subject director 6 months and 1 day after his/her termination as a director (or other employee) of the Company.

(9)	Represents shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 2, 2015.

(10)	Mr. Carlile retired March 6, 2015 and was elected board chairman.

AUDIT COMMITTEE REPORT
Dear Fellow Shareholders:
The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2014.
Audit Committee Charter and Responsibilities
The audit committee assists the board of directors in its oversight of the quality and integrity of the Company's financial statements and its accounting and financial reporting practices. The audit committee's responsibilities are more fully set forth in its charter, which you can view by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. Then select the audit committee charter.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company's annual audited and quarterly consolidated financial statements for the 2014 calendar year with management and KPMG, the Company's independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T and as approved by the SEC. The audit committee has also received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding KPMG's communications with the audit committee concerning independence, and has discussed with KPMG its independence from the Company and its management.
Audit Committee Financial Experts
The board of directors has determined that the audit committee chair, Christopher J. McGowan, and both audit committee members, Richard H. Fleming and Steven C. Cooper are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act. Our board of directors has also determined that Mr. McGowan, as well as the other members of the audit committee, are independent in accordance with the applicable NYSE listing rules.
Recommendation of Financial Statements
Based on the review and discussions with management and KPMG, the audit committee recommended to the Company's board of directors that the Company's audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.
Respectfully submitted,
The Audit Committee
Christopher J. McGowan, committee chair
Steven C. Cooper
Richard H. Fleming

Fees Paid to KPMG
The following table presents the aggregate fees billed by KPMG to us for services rendered for the fiscal years ended December 31, 2014 and 2013 as approved by the audit committee:

	2013 ($)	2014 ($)

Audit Fees (1)	$1,689,738	$1,900,000
Audit-Related Fees (2)	2,000	8,000
Tax Fees (3)	—	141,537
All Other Fees	—	—
Total	$1,691,738	$2,049,537

(1)
KPMG's Audit Fees consisted of fees for the audit of our 2013 and 2014 year-end financial statements included in the Company's Form 10-K, the 2014 audit of our internal control over financial reporting, reviews of our interim financial statements included in our quarterly reports on Form 10-Q, and other filings with the SEC.

(2)	KPMG's Audit-Related Fees consisted of fees in connection with the issuance of financial assurance letters.

(3)	KPMG's tax fees in 2014 consisted of support services in connection with the Company's eligibility for federal and state research and development credits.

Policies and Procedures for Preapproval of Audit and Non-audit Services
The audit committee's charter provides that all audit and non-audit services to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.
During 2014, all services by our independent registered public accounting firm were preapproved by the audit committee in accordance with this policy.

EQUITY COMPENSATION PLAN INFORMATION
Boise Cascade became a public company on February 6, 2013. Our board of directors and BC Holdings, as our sole stockholder, adopted the 2013 Incentive Plan on February 4, 2013, in anticipation of the consummation of our initial public offering. In 2013 and 2014, our compensation committee approved all equity grants made under the 2013 Incentive Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	393,748	(2)	$27.19	(3)	2,641,325	(4)
Equity compensation plans not approved by stockholders	—		—		—
Total	393,748		$27.19		2,641,325

(1)
Boise Cascade became a publicly traded company upon its February 6, 2013 initial public offering and, therefore, falls within the three-year exemption from Section 162(m) of the Internal Revenue Code. The Company intends to have a shareholder vote on its equity plan at the 2017 annual meeting.

(2)
As of December 31, 2014, the number of securities to be issued upon exercise of outstanding options, warrants, and rights consists of 141,232 nonqualified stock options, 137,378 unvested performance stock units (at target), and 115,138 unvested restricted stock units awarded under the 2013 Incentive Plan. Please see footnote (4) regarding the actual shares awarded.

(3)	Applicable only to nonqualified stock options as the unvested PSUs and RSUs do not have an exercise price.

(4)	The reported amount assumes the 2014 PSUs will be issued at the target amount of grant. The actual 2014 PSUs awarded at the February 25, 2015, meeting was 1.29 times target.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dear Fellow Shareholders:

As the compensation committee of the board of directors of Boise Cascade Company (Company), we have reviewed and discussed the following Compensation Discussion and Analysis (CD&A) required by Item 402(B) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommends to the Company’s board of directors that the CD&A be included in this proxy statement and referenced in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Compensation Committee
Karen E. Gowland, committee chair
David H. Hannah
Kristopher J. Matula

Compensation Discussion and Analysis

This CD&A describes the 2014 compensation program for our executive officers, particularly our Named Executive Officers who are listed below along with the positions they held with the Company as of December 31, 2014:

Thomas E. Carlile - Chief Executive Officer
Thomas K. Corrick - Chief Operating Officer
Wayne M. Rancourt - Executive Vice President, Chief Financial Officer, and Treasurer
Nick Stokes - Executive Vice President, Building Materials Distribution
John T. Sahlberg - Senior Vice President, Human Resources, General Counsel
and Secretary

Effective as of March 6, 2015, Mr. Carlile retired as our chief executive officer, and Mr. Corrick was appointed chief executive officer.

In this CD&A, we use a number of abbreviations or definitions to describe components of the compensation packages. While each component is defined again and described in more detail in the following discussions, we are providing this abbreviation or definition summary to aid in reading our CD&A:

Abbreviation or Definition        Full Name

BCPP	The Boise Cascade Pension Plan

Compensation Committee	Prior to February 2013, refers to the BC Holdings Compensation Committee; after February 2013 refers to the Company’s Compensation Committee

BMD	The Company’s Building Materials Distribution business

CD&A	Compensation Discussion and Analysis

Company	Boise Cascade Company

Forest Products Acquisition	The 2004 purchase by affiliates of Madison Dearborn of the forest products and paper assets from OfficeMax

FPH	Forest Products Holding, L.L.C.

Frederic Cook	Frederic W. Cook & Co., Inc., the Compensation Committee’s consultant

EBITDA	Earnings Before Interest (income and expenses), Taxes, Depreciation and Amortization

LTIP	Long-Term Incentive Plans

MEP	The 2004 Management Equity Plan

Named Executive Officers	The five officers identified in the first paragraph of the CD&A

Officers	Executive officers of the Company

RSUs	Restricted Stock Units granted under the 2013 Incentive Plan

STIP	The Short-Term Incentive Plan

Cash-Based LTIP	The cash-based, Long-Term Incentive Plan in effect through 2012

PRONWC	Pre-tax Return On Net Working Capital

PSUs	Performance Stock Units granted under the 2013 Incentive Plan

SERP	The frozen, non-qualified Supplemental Early Retirement Plan

SUPP	The frozen, non-qualified Supplemental Pension Plan

Wood Products	The Company’s Wood Products manufacturing business

2013 Incentive Plan	Boise Cascade Company 2013 Incentive Compensation Plan, adopted in connection with the Company’s initial public offering.

Our Compensation Objectives and Philosophy

We want to attract, retain and incent the management talent we believe is essential to achieving the Company’s strategic objectives, which are to grow the Company prudently and to increase long-term shareholder value. As a general rule, we target all forms of compensation at the 50th percentile of comparable market compensation data, taking into account each person’s performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics. In some instances, we have established similar compensation ranges for positions with similar scopes of responsibility and other similar characteristics even if such ranges may differ from comparable positions in other companies.

As a newly public company, 2014 was the first year that we had nonbinding advisory shareholder votes on executive compensation. The first vote was on the frequency of holding an advisory approval of our executive compensation, and the shareholders advised a preference for an annual vote. At its July 2014 board meeting, the board agreed to an annual vote on "say-on-pay." The second advisory vote was on whether to approve our executive compensation as set out in the 2014 Proxy. The advisory vote approved our executive compensation. The Compensation Committee and the board intend to continue to take these advisory votes into account regarding future compensation decisions. For 2015, shareholders will again vote on whether to approve our executive compensation as set out in this document.

Use of Market Data to Determine Amount and Allocation of Compensation

The Compensation Committee believes that an important criterion for the determination of the aggregate value of the Company's compensation program and the allocation of the value among the various elements of its compensation plans is market data, where available, on the amounts, allocations, and structures utilized by similarly situated companies for positions of comparable responsibility.

Management and the Compensation Committee have utilized compensation and benefits surveys to ascertain market levels of aggregate compensation and the allocation of that compensation among specific compensation elements for its Named Executive Officers. Aggregate compensation and compensation for each of the major elements (base salary, short-term incentive compensation, and long-term incentive compensation) for the Company's Named Executive Officers has generally been targeted at the 50th percentile of the surveyed companies. However, the specific aggregate compensation (and the allocation among the elements of the total compensation) paid to any of our Named Executive Officers may be below or above the 50th percentile target levels, depending on subjective judgments made by the Compensation Committee based on factors such as the specific Officer's tenure with the Company and in his position, responsibilities that vary from the benchmark position, historical performance in the job, and other distinguishing characteristics.

In 2011, the Compensation Committee retained the services of Frederic Cook, a compensation consultant, to prepare a comprehensive analysis of the compensation packages for our Named Executive Officers and to compare the specific elements of compensation and the aggregate value with a group of peer companies recommended by the consultant. The peer companies, approved by the Compensation Committee, consisted of:

Ainsworth Lumber Co.	Louisiana-Pacific Corporation
Associated Materials Incorporated	Norbord Ltd.
Beacon Roofing Supply, Inc.	Nortek, Inc.
BlueLinx, Inc.	Ply Gem Holdings
Builders FirstSource, Inc.	Simpson Manufacturing Company, Inc.
Canfor Corporation	Universal Forest Products, Inc.
Eagle Materials, Inc.	West Fraser Timber Co. Ltd.
International Forest Products Corporation

Based on revenues; EBITDA; market capitalization; enterprise value; and one-year and three-year annualized shareholder return data of the Company (where available) and the selected peer companies, Frederic Cook concluded that the Company's enterprise value and estimated market capitalization were generally in the median range of the peer group.

In 2012, the Compensation Committee used the 2011 Frederic Cook study as the basis for salary increases approved in July 2012 given the Company's improved business performance.

When the Company became a public company in February 2013, the Compensation Committee asked Frederic Cook to recommend a structure for a new, equity-based long-term incentive plan and to recommend appropriate incentive levels under the plan for our Named Executive Officers. Frederic Cook recommended modifying the peer Company analysis by adding CanWel

Building Materials Group Ltd. and Tembec Inc. and by dropping Ply Gem Holdings. Thus the Compensation Committee approved the following as peer companies:

Ainsworth Lumber Co.	International Forest Products Corporation
Associated Materials Incorporated	Louisiana-Pacific Corporation
Beacon Roofing Supply, Inc.	Norbord Ltd.
BlueLinx, Inc.	Nortek, Inc.
Builders FirstSource, Inc.	Simpson Manufacturing Company, Inc.
Canfor Corporation	Tembec Inc.
CanWel Building Materials Group Ltd.	Universal Forest Products, Inc.
Eagle Materials, Inc.	West Fraser Timber Co. Ltd.

At its February 2013 meeting, the Compensation Committee adopted Frederic Cook’s recommendations.

In 2014, the Compensation Committee asked Frederic Cook to prepare an independent, comprehensive analysis for our Named Executive Officers and to compare the specific elements of compensation, and the aggregate value with a group of peer companies to be selected by the consultant. The committee also asked Frederic Cook to strongly consider whether the Canadian companies in the prior peer group were appropriate given the significant difference in executive compensation, particularly long-term incentives.

In November 2014, Frederic Cook recommended modifying the peer group by removing the Canadian-based companies (Ainsworth Lumber Company, CanWel Building Materials Group Ltd., Canfor Corporation, International Forest Products Corporation, Norboard Ltd., Tembec Inc. and West Fraser Timber Co. Ltd.) and one U.S.-based company that did not appear to be as strong of a match (Associated Materials Incorporated). Frederic Cook added Armstrong World Industries Inc; Gibraltar Industries; Lennox International; NCI Building Systems, Inc.; Quanex Building Products Corporation; A.O. Smith Corporation and USG Corporation. Thus, the peer group, approved by the Compensation Committee, consisted of:

Armstrong World Industries, Inc.	NCI Building Systems, Inc.
Beacon Roofing Supply, Inc.	Nortek, Inc.
BlueLinx, Inc.	Quanex Building Products Corporation
Builders FirstSource, Inc.	Simpson Manufacturing Company, Inc.
Eagle Materials, Inc.	A.O. Smith Corporation
Gibraltar Industries	Universal Forest Products, Inc.
Lennox International	USG Corporation
Louisiana-Pacific Corporation

The study concluded that material increases had occurred in the median competitive benchmarks and that the Company lagged its targeted 50th percentile pay philosophy. While part of the change was due to dropping the Canadian companies from the peer group, Frederic Cook found material year-over-year compensation increases at many Company peers that were in the group both years. The Compensation Committee adopted Frederic Cook's findings in adjusting Named Executive Officer salaries in November 2014 and in adjusting incentive targets in February 2015. Based on both, the Compensation Committee adopted an approach to move our Named Executive Officers toward the 50th percentile over a three-year period.

Summary of Key Events Affecting our Named Executive Officers in 2014

2014 was a transitional year for the Company with changes in leadership in both of our businesses and, consequently, a change in two of our Named Executive Officers from 2014.
In February 2014, the Compensation Committee, in consultation with Frederic Cook, chose to grant 50% of the 2014 long-term incentive grant value in RSUs rather than in options as it had in 2013. The Compensation Committee made the change to more closely reflect the compensation in peer companies and on the recommendation of Frederic Cook that companies were moving away from option grants generally. The other 50% of the value continued to be granted in PSUs. The Committee also increased the target awards as recommended by Frederic Cook. Those target awards are discussed under the section LTIPs at page 47. At that same time, the Committee increased Mr. Stokes’ salary to reflect his promotion to executive vice president of BMD. At the July 2014 board meeting, the Board of Directors agreed with the shareholder recommendation and, consequently, an advisory vote on Named Executive Officers' compensation is a part of this 2015 Proxy. At the July 2014 meeting, the Compensation Committee increased Mr. Corrick’s salary to reflect his promotion to executive vice president of Wood Products and agreed to engage Frederic Cook to undertake a review of comparative executive compensation for the Company’s management team. At the November 2014 Board meeting, the Compensation Committee followed the recommendations of Frederic Cook in making salary changes for our Named Executive Officers, including an increase for Mr. Corrick in connection with his promotion to chief operating officer.
Executive Compensation Program Elements

The five elements of the Company's executive compensation program are:

▪	Base salary;

▪	STIP;

▪	Ad hoc discretionary bonus awards;

▪	LTIPs (the Cash-Based LTIP and the 2013 Incentive Plan); and

▪	Other compensation and benefit plans.

Role of Management in Setting Executive and Director Compensation
As described below, the Compensation Committee increased the compensation of certain executives in 2014. Management (including Mr. Carlile) did not participate in that decision. The Company's chief executive officer makes recommendations to the Compensation Committee with respect to performance targets for the Company's STIP and LTIP. The Compensation Committee makes all decisions regarding each Named Executive Officer’s target, the overall performance targets of the plans, and the potential and actual payouts under each plan. Management does not participate in setting director compensation.

Base Salary

Our Compensation Committee has historically reviewed base salaries for our Named Executive Officers on an annual basis and at the time of promotions or other changes in responsibilities. Because of the extreme adverse conditions in the Company's product markets prior to 2012, the Compensation Committee had not approved a general wage increase for the Named Executive Officers for several years until August 2012. The Compensation Committee also approved a February 2013 wage increase for Mr. Rancourt, given his work on the Company’s initial public offering. The Compensation Committee also approved a general wage increase for the Named Executive Officers in October 2013 based upon the 2011 Frederic Cook study and general wage trends since that time. The Compensation Committee approved a wage increase for Mr. Stokes effective March 2014 and for Mr. Corrick effective August 2014 for their promotions to executive vice presidents of BMD and Wood Products, respectively. In November 2014, the Compensation Committee approved a general wage increase for our Named Executive Officers based upon Frederic Cook's 2014 study. Mr. Corrick's increase was also in recognition of his being named chief operating officer in November. The base salary for our Named Executive Officers over the last three years can be found in the Summary Compensation Table.

STIP

The STIP is designed to recognize and reward the contributions that Named Executive Officers and other participants make to the Company's annual performance and falls under Article IX of the 2013 Incentive Plan discussed infra at page 48. The plan links a portion of the annual cash compensation of each participant to performance measures that are expected to positively affect the Company's annual financial performance. We offer this plan to encourage and reward conduct that will lead to better performance of our businesses as measured by the criteria used for determining award amounts. Each Named Executive Officer’s participation in the plan, along with the criteria for calculation of the payout, is established annually by action of our Compensation Committee and communicated to the participants in an STIP award notice. A determination of the amount payable under the plan based on actual performance is made by the Compensation Committee generally in February of the following year, and resulting payments or awards are made to participants.

2014 STIP Compensation

For 2014, each of our Named Executive Officers participated in the STIP. The plan provided for awards to be calculated as a percentage of base salary, based on the extent to which the financial goals and performance objectives were met during the year, and on the exercise of the Compensation Committee's discretion. The 2014 annual incentive award targets for our Named Executive Officers were as follows:

Officer	Target Award as a Percentage of Base Salary

Thomas E. Carlile	100%

Wayne M. Rancourt	55%

Nick Stokes	55%

Thomas K. Corrick	55%

John T. Sahlberg	55%

The actual awards may be less than or greater than the target incentive amounts depending on the achievement of pre-determined financial goals and performance objectives and the exercise of the Compensation Committee's discretion. For 2014, the Compensation Committee set a threshold of 25% of the target award as the minimum award to be granted under the program. Any actual results that did not meet the threshold would result in no award. The Compensation Committee also set a maximum of 225% of the target award based on financial goals for 2014 and approved a payout graph with a payout line whereby once the level of performance is determined the award multiplier can be determined. The dollar amount of the threshold, target, and maximum award payable to each of our Named Executive Officers is set out in the table found under "Grants of Plan-Based Awards" in this section of this proxy statement.

The annual financial goals required for each of our Named Executive Officers under our 2014 STIP increased over 2013 and were as follows:

Officer	Financial Criteria (1) (2)	Requirement For Threshold Payment $ or %	Requirement For Target Payment $ or %	Requirement For Maximum Payment $ or %
		(in millions, except PRONWC)

Thomas E. Carlile	100% Corporate EBITDA	$90	$170	$265

Wayne M. Rancourt	100% Corporate EBITDA	$90	$170	$265

Nick Stokes	25% Corporate EBITDA	$90	$170	$265
	37.5% BMD EBITDA	$30	$64	$100
	37.5% BMD PRONWC	8.0%	21.5%	34.0%

Thomas K. Corrick	25% Corporate EBITDA	$90	$170	$265
	75% Wood Products EBITDA	$80	$130	$190

John T. Sahlberg	100% Corporate EBITDA	$90	$170	$265

(1)	EBITDA may be adjusted in each case for special items. No adjustments to EBITDA were made in 2014.

(2)
Pre-tax Return On Net Working Capital (PRONWC) is calculated by dividing Building Material Distribution’s (BMD’s) net operating income by the average net working capital reported as of each month-end during a 13-month period running from December 2013 through December 2014, adjusted in each case for special items. The Compensation Committee believes that EBITDA adjusted for special items is an appropriate measure because it represents a financial measure that closely approximates the value delivered by management to the Company's shareholders and is a key measure of performance frequently used by the Company's debt holders. The Compensation Committee includes PRONWC as a portion of Mr. Stokes' performance criteria because it reflects BMD’s control of working capital, which is a critical financial measure in our distribution business. In 2014, the Corporate EBITDA, BMD EBITDA, and Wood Products EBITDA were $196.6 million, $66.5 million, and $149.8 million, respectively, resulting in aggregate payments to each of our Named Executive Officers ranging from 1.22 to 1.40 times target under the STIP for 2014.

At the board meeting in February 2015, our Compensation Committee confirmed the payment to each of our Named Executive Officers of an STIP award for 2014 that was calculated in accordance with the plan's metrics. The specific amounts approved by the committee for payment to each of the Named Executive Officers pursuant to the 2014 plan are reported in the column titled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

2015 STIP Compensation

At the board meeting in February 2015, both the board and the Compensation Committee approved details of the Company's 2015 STIP. No changes were made to the plan document or the methods for calculating the financial criteria to be used in determining each Named Executive Officer's award under the plan.

2014 Ad Hoc Discretionary Bonus Awards

From time to time, the Company may elect to grant a discretionary bonus to one or more of the Named Executive Officers or to other employees to recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the Company's STIP. These bonus payments are not governed by any formal plan, and no Named Executive Officer has any contractual entitlement or expectation of any such payment. The amount and timing of the grant of any such bonus to Named Executive Officers are determined by the Compensation Committee at its sole discretion. No ad hoc bonuses were paid to any of our Named Executive Officers as compensation for 2014.

LTIPs (Cash-Based LTIP and 2013 Incentive Plan)

We have two long-term incentive plans included in the compensation information for our Named Executive Officers: the 2012 Cash-Based LTIP and the 2013 Incentive Plan. The Cash-Based LTIP was approved by the Compensation Committee in October of 2009, started in 2010 while we were a privately held company, and ended on December 31, 2012 in anticipation of our becoming a publicly traded company. The Boise Cascade Company board of directors approved the 2013 Incentive Plan in connection with our initial public offering as further discussed under "2013 Incentive Plan" in "Executive Compensation." Each plan was designed to align executive and shareholder or owner interests and to drive long-term business results.

Cash-Based LTIP

Prior to our initial public offering, the Company provided long-term cash incentives to the Named Executive Officers under the cash-based LTIP. In February 2011 and 2012, our Named Executive Officers had an opportunity to earn a cash award determined on the basis of a target percentage of the Officer's base salary and the Company's annual achievement against corporate EBITDA goals. The award for each Named Executive Officer ranged from a threshold of 50% of the target award through a maximum of 200% of the target award, depending on corporate EBITDA achieved in each particular year. Although the amount of the award was determined on the basis of the Company's annual financial performance, the resulting award was to be paid in three equal tranches over a three-year period. The Compensation Committee believed that EBITDA was an appropriate measure under this plan because it represented a financial measure that closely approximates the value delivered by management to the owners of the Company and was a key measure of performance frequently used by the Company's debt holders.
In February 2012 and 2013 the Compensation Committee approved the payment of the 2011 and 2012 awards under the plan. Consequently, in 2013, our Named Executive Officers received the third tranche of the 2011 award, and the second tranche of the 2012 award. Corporate EBITDA was $96.6 million in 2012, resulting in aggregate payments to each of our Named Executive Officers equal to 141% of target under the Cash-Based LTIP for the year. In 2014, our Named Executive Officers earned the third tranche of the 2012 award. If, in any plan year, the Company is subject to the provisions of Internal Revenue Code Section 457A, participants who meet the plan's definition of "retirement eligible” receive an accelerated distribution (the Section 457A Accelerated Payment) equal to 40% of the deferred installments of the award for such plan year. The purpose of the Section 457A Accelerated Payment was to enable such participants to pay taxes which Internal Revenue Code Section 457A imposes on the imputed income of the deferred installments. None of our Named Executive Officers for 2014 qualified for any accelerated payment, and the Company is no longer subject to 457A of the Internal Revenue Code because it became a C Corporation in 2013.

The 2013 Incentive Plan
In connection with our initial public offering, the Compensation Committee and the board adopted the 2013 Incentive Plan under which we made equity grants to certain of our directors and executive officers in 2013 and 2014 and under which our short-term initiatives are also awarded. This section first discusses the 2013 Incentive Plan generally and then discusses the related 2014 equity grants.

The 2013 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation, and performance awards. Directors, officers, and other employees, as well as others performing consulting or advisory services are eligible for grants under the 2013 Incentive Plan. The purpose of the 2013 Incentive Plan is to provide incentives that will attract, retain, and motivate high-performing officers, directors, employees, and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company.

The 2013 Incentive Plan is administered by our Compensation Committee as designated by our board of directors. Among the Compensation Committee's powers are to (i) determine the form, amount, and other terms and conditions of short-term and long-term awards; (ii) construe or interpret any provision of the 2013 Incentive Plan or any award agreement; (iii) amend the terms of outstanding awards; and (iv) adopt such rules, guidelines, and practices for administering the 2013 Incentive Plan as it deems advisable. The Compensation Committee has full authority to administer and interpret the 2013 Incentive Plan, to grant discretionary awards under the 2013 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2013 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable, and to delegate authority under the 2013 Incentive Plan to our executive officers. The aggregate number of shares of Company common stock which may be issued or used for reference purposes under the 2013 Incentive Plan or with respect to which awards may be granted may not exceed 3,100,000 shares.

The 2013 Incentive Plan provides that awards granted under the Plan are subject to any recoupment policy we may have, including the claw-back of "incentive-based compensation" under the Exchange Act or under any applicable rules and regulations promulgated by the SEC. This summary does not include all of the provisions of the 2013 Incentive Plan. For further information about the 2013 Incentive Plan, we refer you to the complete copy of the 2013 Incentive Plan, which we incorporated by reference as an exhibit in "Item 15. Exhibits and Financial Statement Schedules" to our 2014 Form 10-K.

At the February 2014 board meeting, both the Compensation Committee and the board of directors approved equity grants under the 2013 Incentive Plan. The amount and structure of the grants were based on a study conducted by Frederic Cook and the recommendations Frederic Cook made as a result of the study. Officer participants under the plan received two types of grants: RSUs and PSUs.

For the 2014 program, Frederic Cook recommended and the Compensation Committee set a dollar target rather than a percentage-of-salary target to facilitate the calculation of the RSU and PSU grants. The following targets for the combined grants were set for our Named Executive Officers as follows:

Officer	Dollar Value of Target Award

Thomas E. Carlile	$900,000
Wayne R. Rancourt	$300,000
Nick Stokes	$300,000
Thomas K. Corrick	$250,000
John T. Sahlberg	$250,000

Half of the value of the target award was granted in RSUs with a grant date fair value of $30.32, the closing price of our publicly traded stock on February 27, 2014. The RSUs awarded vest over a three-year period with one-third vesting on December 31st for 2014, 2015 and 2016, with share distribution the following January.

Officer	RSU Shares

Thomas E. Carlile	14,842
Wayne R. Rancourt	4,947
Nick Stokes	4,947
Thomas K. Corrick	4,123
John T. Sahlberg	4,123

The other half of the target award was made in target PSUs with a grant date fair value of $30.32, the closing price of our publicly traded stock on February 27, 2014.

Officer	PSU Target Shares

Thomas E. Carlile	14,842
Wayne R. Rancourt	4,947
Nick Stokes	4,947
Thomas K. Corrick	4,123
John T. Sahlberg	4,123

The PSUs awarded are earned based on a one-year EBITDA performance established in the same manner as for our 2013 PSU awards. If EBITDA is below the threshold noted below, no PSUs are earned. At the threshold, 50% of the PSUs are earned and at the maximum 200% of the PSUs are earned. The Compensation Committee approved an award graph so that at any level between the threshold and maximum the Compensation Committee can determine the actual PSUs to be awarded. The actual amount of each award, based on the Company’s EBITDA for fiscal year 2014, was determined by our board of directors on February 25, 2015.

The annual financial goals required for each of our Named Executive Officers with respect to their 2014 PSU grants under our 2013 Incentive Plan were as follows:

Officer	Financial Criteria	Requirement For Threshold PSUs	Requirement For Target PSUs	Requirement For Maximum PSU
		(in millions)

Thomas E. Carlile	100% Corporate EBITDA	$100	$175	$250

Wayne M. Rancourt	100% Corporate EBITDA	100	175	250

Nick Stokes	100% Corporate EBITDA	100	175	250

Thomas K. Corrick	100% Corporate EBITDA	100	175	250

John T. Sahlberg	100% Corporate EBITDA	100	175	250

Other Compensation and Benefit Plans

The Company's Named Executive Officers receive additional compensation under various other compensation and benefit plans. These plans and benefits, which are described below, are provided to ensure that we are providing an aggregate compensation and benefits package that is competitive in the marketplace, thereby ensuring that we can attract and retain the management talent needed to achieve the Company's strategic objectives.

Boise Cascade Pension Plan
Effective December 31, 2009, the Compensation Committee froze the pension benefit for all of our salaried employees including our Named Executive Officers. The frozen benefit is now in the Boise Cascade Pension Plan (BCPP). On December 31, 2009, the Compensation Committee also froze our supplemental pension plans in which some or all of our Named Executive Officers participate. As of December 31, 2009, none of our Named Executive Officers have earned any additional pension benefit.

The BCPP entitles each vested employee to receive an annual pension benefit at normal retirement age as determined by a formula involving the average of the highest five consecutive years of the employee’s compensation out of the last 10 years of employment through December 31, 2009 (Average High Five) times an annual factor for each year of service. Under the BCPP, "compensation" is defined as the employee's taxable base salary plus any taxable amounts earned under our annual variable incentive compensation programs. For each year of service prior to December 31, 2003, the annual factor is equal to 1.25%, and for each year of service from January 1, 2004 through December 31 of 2009, the annual factor is equal to 1%. The value of the pension benefit is determined by adding the products of: 1) the Average High Five times the number of years of service prior to December 31, 2003, times 1.25 percent and; 2) the Average High Five times the number of years of service between January 1, 2004 and December 31, 2009, times 1 percent. Under this formula, benefits are computed on a straight‑line annuity basis and are not offset by Social Security or other retirement benefits. An employee is 100% vested in the pension benefit after five years of unbroken service. As noted previously, the Compensation Committee froze the Company's salaried pension plans effective December 31, 2009 and no further benefits have been earned by salaried employees including our Named Executive Offices since that date.

The Supplemental Pension Plan
While the pension plan was in effect, if an employee earned income in excess of the limits provided under the Internal Revenue Code for qualified plans, or if income was deferred under the Company's deferred compensation plan and not taxed (and, therefore, not counted for purposes of the benefit amount calculation under the qualified BCPP), the additional benefits were accrued and will be paid from the Company's general assets under our unfunded, nonqualified Supplemental Pension Plan (SUPP). Because the benefit definition in the SUPP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the qualified plan at year‑end 2009 effected a similar freeze in further benefit accruals under the SUPP as of the same date. All of our Named Executive Officers have a benefit under the SUPP.
The Supplemental Early Retirement Plan

Under our unfunded, non-qualified Supplemental Early Retirement Plan (SERP), an Officer is eligible for benefits under the plan if the Officer: (i) was an Officer of OfficeMax immediately prior to the Forest Products Acquisition; (ii) is 55 years old or older (or 58 years old or older for Officers elected on or after June 1, 2004, and before October 29, 2004); (iii) has ten or more years of service; (iv) has served as an Officer for at least five full years; and (v) retires before the age of 65 (or in certain cases age 62). Eligible Officers retiring prior to age 65 receive an early retirement benefit from the SERP which, in combination with their benefit under the BCPP and the SUPP, equals the benefit calculated under the BCPP and the SUPP without reduction due to the Officer's early retirement. Because the benefit definition in the SERP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the pension at year‑end 2009 effected a similar freeze in further benefit accruals under the SERP. Benefits payable under the SERP are offset in part by benefits payable under a similar plan maintained by OfficeMax. Mr. Rancourt will become eligible for benefits under the SERP when he reaches age 58. Mr. Carlile is now eligible to retire with full benefits under the BCPP and SUPP and, therefore, does not participate in the SERP.

The Present Value of Pension Benefits

The aggregate, present value of pension defined benefits as of December 31, 2014, for each of our Named Executive Officers under each plan are disclosed in the table found under the heading "Pension Benefits" of this CD&A. Changes in the present value for the pension benefits for each Named Executive Officer are disclosed in footnote 5 to the "Summary Compensation Table."

The Boise Cascade Company Savings Plan

The Company maintains a 401(k) defined-contribution savings plan for all of its U.S. salaried employees, including its Named Executive Officers. Under the plan, eligible employees electing to participate may contribute up to 50% of their pretax income, subject to Internal Revenue Service (IRS) rules limiting an individual's total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees.

Since March 1, 2010, the Company has provided a contribution to each salaried employee's 401(k) account for each pay period in an amount equal to 4% of the employee's eligible wages (base salary and short‑term incentive compensation) for the period. For 2012, if the Company's EBITDA exceeded targets specified by the Compensation Committee and the board of directors, the Company could make additional discretionary contributions in an amount equal up to 2%, 3%, or 4% of the employee's wages, depending on the affected employee's number of years of service. The plan also provided for an additional discretionary contribution of 1% for achieving a second, higher EBITDA target, also determined by the Compensation Committee and the board of directors. The Company made discretionary contributions in January 2014 based on achieving both EBITDA target levels set by the Compensation Committee and the board of directors for 2013. For 2014, the Compensation Committee and the board divided the discretionary contribution percentages evenly between two EBITDA targets ($150 million and $200 million). The Company achieved the first target but not the second in 2014. Consequently, in January 2015, discretionary contributions of 1%, 1.5% or 2% of employee wages were made in accordance with the terms of the plan. In both years, amounts in excess of IRS annual limitations on the amount of income on which Company contributions may be made to qualified defined contribution retirement plans are paid to participants as taxable cash compensation. All of our Named Executive Officers participate in the plan.

Amounts deferred under this plan by Named Executive Officers are included in the salary disclosure in the "Summary Compensation Table," and amounts contributed by the Company to the account of a Named Executive Officer under the plan are included in the "All Other Compensation" disclosure in the "Summary Compensation Table."

Nonqualified Deferred Compensation

Our Deferred Compensation Plan is an unfunded, non-qualified defined contribution plan that was reopened for participation effective January 1, 2014. We had previously closed the plan to further participation on December 31, 2009, because at that time the Company was a disqualified entity under Internal Revenue Code Section 457A. Under the deferred compensation plan, participating employees irrevocably elect each year to defer receipt of a portion of their base salary and incentive compensation. A participant's account is credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants may receive payment of their deferred compensation plan balance in a lump sum or in monthly installments over a specified period of years following the termination of their employment with the Company. Each of our Named Executive Officers is a participant in our Deferred Compensation Plan. Amounts deferred under this plan or contributed to the account under the plan by any of our Named Executive Officers are disclosed in the "Summary Compensation Table."

Agreements with Named Executive Officers

The Company does not have employment agreements with any of its Named Executive Officers other than the limited agreements described in this section:

Severance Agreements with Messrs. Carlile, Rancourt, Stokes, Corrick, and Sahlberg

The Company entered into severance agreements with each of the Named Executive Officers in February 2008 to maintain operating continuity in the event of a change of control. The severance agreements are effective for three years, but unless the Company gives notice 60 days prior to the second anniversary or each anniversary thereafter, the term of each severance agreement will be automatically extended for an additional year. Notice was not given prior to the anniversary date in February 2015. Accordingly, the term of such agreements has now been extended to February 22, 2017. Mr. Sahlberg entered into a new severance agreement in August 2012 in connection with his appointment as our senior vice president, human resources, general counsel and secretary in the same month. The Company entered into revised severance agreements with each of its Named Executive Officers in December 2012 solely to bring the agreements into technical compliance with Internal Revenue Code Section 409A.

The severance agreements provide that in the event of a "qualifying termination" (meaning any termination with the exception of a termination (i) by the Company for cause or disability, (ii) by the employee other than for good reason (as described in the severance agreement), or (iii) as a result of the employee's death), an employee will be entitled to receive (a) his or her full base salary through the date of termination, a STIP payment for the year of termination based on the plan's actual payout for the year and pro-rated to reflect the portion of the year expired, and all other compensation to which he or she is then entitled; (b) a lump‑sum severance payment equal to two times the sum of the employee's annual base salary plus target STIP for the year in which the termination occurs; and (c) a lump‑sum amount equal to the value of such employee's unused and accrued time off, less any advanced time off, in accordance with the applicable time-off policy in effect on the termination date. Additionally, the severance agreements provide, in the event of a qualifying termination, for full maintenance of healthcare and insurance benefits for a period of 12 or 18 months following the termination date (subject to payment of required contributions), payment of the premium under the Company's Supplemental Life Plan for 12 or 24 months following the termination date, and if applicable, receipt of the monthly benefit that such employee would have been entitled to receive under the SERP as if such employee had satisfied the age and service requirements under the SERP as of his or her termination date. The higher levels of severance benefits are generally reserved for those officers at the level of senior vice president and higher, which includes all of our Named Executive Officers.

The severance agreements provide that in the event of a non-qualifying termination, the employee will be entitled to receive his or her full base salary through the date of termination, plus all other compensation to which he is then entitled. In the event of a failure to perform duties as a result of incapacity due to physical or mental illness or injury, the employee will be entitled to continue to receive the full base salary until such time as employment is terminated due to disability. No severance payments or continuation of healthcare benefits beyond the date of termination are provided for under such circumstances.
In consideration of the severance payments described above, each severance agreement contains confidentiality and non-solicitation provisions, and a general release of all claims against the Company and its affiliates, as a condition of payment of benefits under the severance agreement.
Retention Agreement with Mr. Carlile
In September 2011, Boise Cascade entered into a three-year Retention Award Agreement with Mr. Carlile to create an additional economic incentive for Mr. Carlile to remain our chief executive officer and to help provide for an orderly leadership transition at a later date. This agreement provided that Mr. Carlile was eligible to receive, by maintaining his employment with Boise Cascade through September 30, 2014, a cash award equal to his base salary at the time of the vesting of the award and an additional payment at the expiration of the agreement equal to his average STIP payouts over the three years immediately prior to the vesting date of the agreement. Mr. Carlile's agreement expired September 30, 2014, and he was paid under the terms of that agreement as shown in the "All Other Compensation" column of the "Summary Compensation Table."
Salaried Employee Life Insurance Plan and Officer’s Supplemental Life Plan
The Company maintains two plans under which Company‑paid life insurance is made available to its Officers. Under its Salaried Employee Life Insurance Plan, the Company provides, at its expense during each salaried employee's period of employment, life insurance in an amount equal to the employee's base salary. Messrs. Corrick, Rancourt and Sahlberg participate in this plan.

Messrs. Carlile and Stokes participate in our Officers' Supplemental Life Plan, under which a Company‑paid life insurance benefit during employment is provided in an amount equal to two times the Officer's base salary.

Amounts paid by the Company for the coverage provided to each of our Named Executive Officers is reported in the column titled "All Other Compensation" in the "Summary Compensation Table."

Summary Compensation Table

The following table presents compensation information for Messrs. Carlile, Rancourt, Stokes, Corrick, and Sahlberg for 2014, 2013, and 2012:

Name and Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas E. Carlile	2014	$850,000	$1,030,516	$—	$—	$1,600,000	$303,149	$1,888,558	$5,672,223
Chief Executive Officer	2013	807,000	439,085	391,482	—	1,594,000	9,629	153,564	3,394,760
	2012	741,667	—	—	—	2,003,500	271,442	114,532	3,131,141

Wayne M. Rancourt	2014	438,000	343,465	—	—	424,725	251,184	46,185	1,503,559
Executive Vice President, Chief Financial Officer & Treasurer	2013	419,000	164,670	146,797	—	430,650	5,191	47,594	1,213,902
	2012	360,417	—	—	—	505,500	134,208	41,897	1,042,022

Nick Stokes (1)	2014	394,000	343,465	—	—	359,791	256,864	42,286	1,396,406
Executive Vice President, Building Materials Distribution

Thomas K. Corrick (1)	2014	407,000	286,251	—	—	459,513	272,690	42,374	1,467,828
Chief Operating Officer

John T. Sahlberg	2014	356,000	286,251	—	—	374,400	219,016	38,163	1,273,830
Senior Vice President, Human Resources, General Counsel & Secretary	2013	323,000	109,771	97,874	—	336,325	7,390	37,232	911,592
	2012	308,333	—	—	—	388,120	146,975	34,759	878,187

(1)
Messrs. Corrick and Stokes were Named Executive Officers in 2014. They were not Named Executive Officers in 2013 and 2012. Mr. Corrick was our chief operating officer since November 2014, but became our chief executive officer effective March 6, 2015, in connection with Mr. Carlile's retirement from the same position.

(2)	Includes amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy.

(3)
Includes the total value of the RSU and PSU awards granted in 2014, and for 2013 includes the total value of the nonqualified stock option and PSU awards granted in 2013 (although for both years the grants generally vest ratably over three years). The grant date value for the 2014 RSU awards is $30.32, and for each option share granted in 2013 is $14.87, using the Black Scholes Option Valuation Model. The PSUs are valued at their grant date fair value times the actual number of PSUs earned based on the Company's EBITDA performance for each year. The 2013 PSUs are valued at $26.65 grant date fair value at 1.12 times target. The 2014 PSUs are valued at $30.32 grant date fair value. With 2014 EBITDA of $196.6 million, the 2014 PSUs were awarded by the Compensation Committee on February 25, 2015 at 1.29 times target.

(4)
Represents total of (i) payment of awards under our STIP for each year reported on and (ii) payments of awards under our 2012, 2011, and 2010 Cash-Based LTIP. The specific financial goals and performance objectives at corporate and business unit levels of the STIP and the Cash-Based LTIP are described under "STIP" and "Cash-Based LTIP" in the "CD&A." The amounts reported in this column include amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy statement for a description of this plan.

Under the terms of the 2012, 2011, and 2010 Cash-Based LTIPs, participants are paid one-third of the award when awards are determined, with the balance of the award paid in two equal installments by March 15 of the following two years, but only if the Officer remains employed through December 31 of the preceding year.

The total non-equity incentive plan compensation for each Named Executive Officer for 2014, 2013 and 2012 is comprised of the following:

2014
	1/3 2012 LTIP	2014 STIP	Total

Thomas E. Carlile	$376,000	$1,224,000	$1,600,000
Wayne M. Rancourt	88,125	336,600	424,725
Nick Stokes	75,200	284,591	359,791
Thomas K. Corrick	75,200	384,313	459,513
John T. Sahlberg	75,200	299,200	374,400

2013
	1/3 2011 LTIP	1/3 2012 LTIP	2013 STIP	Total

Thomas E. Carlile	$126,000	$376,000	$1,092,000	$1,594,000
Wayne M. Rancourt	31,500	88,125	311,025	430,650
John T. Sahlberg	21,600	75,200	239,525	336,325

2012
	1/3 2010 LTIP	1/3 2011 LTIP	1/3 2012 LTIP	2012 STIP	Total

Thomas E. Carlile	$157,500	$126,000	$376,000	$1,344,000	$2,003,500
Wayne M. Rancourt	39,375	31,500	88,125	346,500	505,500
John T. Sahlberg	27,000	21,600	75,200	264,320	388,120

(5)	Amounts disclosed in this column include the following:

Name	Year	Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)

Thomas E. Carlile	2014	$294,928	$8,221
	2013	(80,732)	9,629
	2012	262,240	9,202

Wayne M. Rancourt	2014	246,752	4,432
	2013	(119,541)	5,191
	2012	129,247	4,961

Nick Stokes	2014	253,108	3,756

Thomas K. Corrick	2014	265,688	7,002

John T. Sahlberg	2014	206,823	12,193
	2013	(60,991)	7,390
	2012	139,912	7,063

(a)
Pension benefits for officers have been frozen since December 31, 2009, and no additional benefits are being earned. The changes reported in this column reflect the changes in actuarial assumptions that increase or decrease the present value of their benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. The 2013 change in pension value is negative because of an increase in the discount rate assumption and because several officers worked past their retirement eligibility under one of the pension plans. Years with decreases in the present value of pension amounts are treated as $0 so only the nonqualified deferred compensation earnings appear in the Summary Compensation Table. The change in 2014 pension value is due to lower discount rates and the adoption of a newer mortality table that increased life expectancies.

(b)	The amounts reported in this column reflect the above-market portion of the interest earned on deferred compensation for our Named Executive Officers.

For more information concerning the pension plans and deferred compensation plans in which our Named Executive Officers participate, see "Boise Cascade Pension Plan" and "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" in this proxy statement.

(6)	Amounts disclosed in this column include the following:

Name	Year	Company Contributions to Savings Plans(a)	Company-Paid Portion of Executive Officer Life Insurance(b)	Reportable Perquisites	Tax Reimbursements, Gross-Ups, and Other (c)

Thomas E. Carlile	2014	$120,560	$17,998	$—	$1,750,000

Wayne M. Rancourt	2014	45,183	1,002	—	—

Nick Stokes	2014	34,436	7,850	—	—

Thomas K. Corrick	2014	40,892	1,482	—	—

John T. Sahlberg	2014	36,129	2,034	—	—

(a)
See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in "CD&A" in this proxy statement for a description of this plan. Amounts included in the contributions reported in this column that exceeded IRS annual limitations on Company contributions to qualified defined contribution retirement plans were paid to the Named Executive Officer as taxable cash compensation.

(b)
See "Salaried Employee Life Insurance Plan and Officer’s Supplemental Life Plan" under "Agreements with Named Executive Officers" in this proxy statement for a description of the Company-paid life insurance plans under which these costs were incurred.

(c)	See "Retention Agreement with Mr. Carlile" under "agreements with Named Executive Officers" in this proxy statement for a description of this Retention Agreement payout.

Grants of Plan-Based Awards

The following table presents information concerning each grant of a non-equity and equity award made to our Named Executive Officers in 2014 under our STIP and 2013 Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock or Option Awards ($) (3)
Named Executive Officer and Award Type	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Thres-hold (#)		Target (#)	Maxi-mum (#)

Thomas E. Carlile
Non-Equity Award (1)	2/27/14	$225,000		$900,000	$2,025,000	—		—	—	$—
Equity Award - Performance Units (2)	2/27/14	—		—	—	7,421	14,842	14,842	29,684	450,009
Equity Award - Restricted Units	2/27/14	—		—	—	—		14,842	—	450,009

Wayne M. Rancourt
Non-Equity Award (1)	2/27/14	61,875	239,250	247,500	556,875	—		—	—
Equity Award - Performance Units (2)	2/27/14	—	—	—	—	2,474		4,947	9,894	149,993
Equity Award - Restricted Units	2/27/14	—	—	—	—	—		4,947	—	149,993

Nick Stokes
Non-Equity Award (1)	2/27/14	58,438		233,750	525,938	—		—	—	—
Equity Award - Performance Units (2)	2/27/14	—		—	—	2,474		4,947	9,894	149,993
Equity Award - Restricted Units	2/27/14	—		—	—	—		4,947	—	149,993

Thomas K. Corrick
Non-Equity Award (1)	2/27/14	68,750	250,250	275,000	618,750	—		—	—	—
Equity Award - Performance Units (2)	2/27/14	—	—	—	—	2,062		4,123	8,246	125,009
Equity Award - Restricted Units	2/27/14	—	—	—	—	—		4,123	—	125,009

John T. Sahlberg
Non-Equity Award (1)	2/27/14	55,000		220,000	495,000	—		—	—	—
Equity Award - Performance Units (2)	2/27/14	—		—	—	2,062		4,123	8,246	125,009
Equity Award - Restricted Units	2/27/14	—		—	—	—		4,123	—	125,009

(1)
Reflects the potential threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2014 under our STIP as described above in "STIP" in this proxy statement. The Named Executive Officers' actual incentive awards earned in 2014 are disclosed in footnote 4 to the "Non-equity Incentive Plan Compensation" column of the "Summary Compensation Table." All awards earned under this plan were paid in March 2015 calculated on the annual rate of pay in effect at the end of the 2014 calendar year.

(2)
Reflects the potential total threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2014 PSUs under the 2013 Incentive Plan. One-third of the total PSUs time-vested on February 25, 2015, one-third will vest on December 31, 2015, and one-third will vest on December 31, 2016. For further information on the terms of these incentive awards (which were awarded in 2014), refer to "2013 Incentive Plan" in this proxy statement. The Named Executive Officers' actual PSU awards earned in 2014 under the 2013 Incentive Plan are disclosed in footnote 3 to the "Stock Awards" column of the "Summary Compensation Table."

(3)	The values listed in this column represent the accounting grant date fair value of the target RSUs and the target PSUs (at $30.32) at the time of award.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the 2013 and 2014 Incentive Plan awards made to our Named Executive Officers under the 2013 Incentive Plan that had not vested as of December 31, 2014.

	Option Awards			Stock Awards
Named Executive Officer and Equity Type	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option ExpirationDate	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)

Thomas E. Carlile
2013 PSUs (1)	—	—	—	—	$—
2013 Stock Options (2)	17,551	27.19	2/26/2023	—	$—
2014 RSUs (3)	—	—		—	$—
2014 PSUs (4)	—	—	—	19,146	$711,274

Wayne M. Rancourt
2013 PSUs (1)	—	—	—	2,060	76,529
2013 Stock Options (2)	6,581	27.19	2/26/2023	—	—
2014 RSUs (3)	—	—	—	3,298	122,521
2014 PSUs (4)	—	—	—	6,381	237,054

Nick Stokes
2013 PSUs (1)	—	—	—	1,235	45,880
2013 Stock Options (2)	3,948	27.19	2/26/2023
2014 RSUs (3)	—	—	—	3,298	122,521
2014 PSUs (4)	—	—	—	6,381	237,054

Thomas K. Corrick
2013 PSUs (1)	—	—	—	1,235	45,880
2013 Stock Options (2)	3,948	27.19	2/26/2023	—	—
2014 RSUs (3)	—	—	—	2,748	102,088
2014 PSUs (4)	—	—	—	5,318	197,564

John T. Sahlberg
2013 PSUs (1)	—	—	—	1,373	51,007
2013 Stock Options (2)	4,388	27.19	2/26/2023	—	—
2014 RSUs (3)	—	—	—	2,748	102,088
2014 PSUs (4)	—	—	—	5,318	197,564

(1)
On February 26, 2013, our board of directors awarded our Named Executive Officers the 2013 PSUs listed above which are presented at the actual earned amount of 1.12 times target and include the unvested portion of this award. The first third vested December 31, 2013, a second third vested on December 31, 2014, and the remaining third will vest on December 31, 2015.

(2)
On February 26, 2013, our board of directors awarded our Named Executive Officers the above listed stock options at an exercise price of $27.19 under the 2013 Incentive Plan. One third of these options vested on February 26, 2014; one-third vested on February 26, 2015, and one-third will vest on February 26, 2016. Since only the first tranche had vested by December 31, 2014, two-thirds of the grants are listed.

(3)
On February 27, 2014, our board of directors awarded our Named Executive Officers the 2014 RSUs listed above. For purposes of this table, 100% of the award was deemed vested for Mr. Carlile as of December 31, 2014, based on having reached a retirement-eligible age. For the other Named Executive Officers, one-third was deemed vested as of December 31, 2014, resulting in an unvested amount as of December 31, 2014, equal to two-thirds of the RSUs awarded. An additional one-third is scheduled to vest on December 31, 2015, and the final one-third is scheduled to vest on December 31, 2016.

(4)
On February 27, 2014, our board of directors awarded our Named Executive Officers the 2014 PSUs listed above which are presented at the actual accrued amount of 1.29 times target and include the unvested portions of this award. For purposes of this table, 100% of this award was deemed unvested as of December 31, 2014. The first one-third was deemed vested on February 25, 2015. An additional one third is scheduled to vest on December 31, 2015, and the final one-third is scheduled to vest on December 31, 2016.

(5)	The closing price for Boise Cascade Company stock on December 31, 2014, was $37.15 per share.

Options Exercised and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas E. Carlile	—	$—	31,318	$1,050,933
Wayne M. Rancourt	—	—	5,769	200,249
Nick Stokes	—	—	4,120	144,616
Thomas K. Corrick	—	—	3,846	134,437
John T Sahlberg	—	—	4,121	143,718

(1)    Calculated using the closing price of $37.15 on December 31, 2014.

Pension Benefits

Pension benefits for officers are frozen, and no additional benefits are being earned. The following table reflects the present value of accumulated benefits payable to Messrs. Carlile, Rancourt, Stokes, Corrick, and Sahlberg, including the number of years of service credited to each of them under our defined benefit pension plans. No amounts were distributed to any of them during 2014 under the BCPP, the SUPP, or the SERP. Mr. Carlile, Mr. Sahlberg and Mr. Corrick do not participate in the SERP. For more information concerning our pension plans, see "Boise Cascade Pension Plan" under "Other Compensation and Benefit Plans" above in this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)

Thomas E. Carlile	Salaried Pension Plan	37	$2,076,695
	SUPP	37	1,737,792

Wayne M. Rancourt	Salaried Pension Plan	25	615,796
	SUPP	25	182,829
	SERP	25	309,098

Nick Stokes	Salaried Pension Plan	31	938,626
	SUPP	31	459,279
	SERP	31	438,934

Thomas K. Corrick	Salaried Pension Plan	29	1,117,144
	SUPP	29	446,429

John T. Sahlberg	Salaried Pension Plan	27	1,073,278
	SUPP	27	196,051

(1)	Number of years credited service for Messrs. Carlile, Rancourt, Stokes, Corrick and Sahlberg include amounts attributable to employment with OfficeMax prior to the Forest Products Acquisition.

(2)
These values were calculated on the same basis and using the same assumptions used in the Company's financial statements, except that the assumed retirement age for Messrs. Rancourt and Stokes were the later of their current age or the earliest age at which they could qualify for retirement under the SERP.

Nonqualified Deferred Compensation

As noted previously, with the Company becoming a C corporation in February 2013, the 2004 Deferred Compensation Plan was reopened for contributions effective January 1, 2014. Earnings on contributions and preexisting plan balances continued to accrue during 2014 in accordance with the terms of the plan. No withdrawals or distributions were made from the plan by any of our Named Executive Officers during 2014. In 2014, contributions to the deferred compensation plan received from the Company included a 4% base contribution and applicable "kicker," to simulate the base contribution and kicker that were in the 401(k). Aggregate earnings and year-end plan balances for each of our Named Executive Officers are disclosed in the table below:

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at FYE ($)

Thomas E Carlile	$24,453	$443,260

Wayne M. Rancourt	13,182	238,956

Nick Stokes	11,171	202,495

Thomas K. Corrick	22,415	430,656

John T. Sahlberg	19,609	376,419

(1)	The above-market portion of these amounts is included in the 2014 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the "Summary Compensation Table."

For more information concerning our nonqualified deferred compensation plan, see "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" above in this proxy statement.

Potential Payments upon Termination or Change in Control

The following tables reflect an estimate of the compensation the Company would have been required to pay to each of its Named Executive Officers under the compensation plans, contracts, agreements, and arrangements between each such individual and the Company for:

▪	Voluntary termination with good reason;

•	A change in control without adoption of a replacement plan;

▪	Involuntary termination without cause;

▪	For-cause termination or voluntary termination without good reason;

▪	Termination as a result of sale of a division;

▪	Death or Disability.

The amounts shown assume that such termination or change in control was effective as of December 31, 2014. The actual amounts the Company would have been required to pay on other dates may be determined only at the time of separation from the Company or the change in control and will accordingly vary from those disclosed here, which are based on a hypothetical December 31, 2014, termination. Our paid vacation is earned on a current basis ratably throughout each payroll year. Earned and unused amounts at year-end are forfeited to the extent they exceed a maximum permitted carry-over of 80 hours. The amounts disclosed here do not include amounts earned by the Named Executive Officer through that time as base salary, any bonuses approved by the Compensation Committee prior to that date, and payments earned prior to that date as 2014 awards earned pursuant to our STIP because neither their amount nor the timing of the payment is affected by the fact or the nature of the termination of employment. In addition, the disclosure does not include amounts payable pursuant to the 401(k), deferred compensation, or pension plans, which are disclosed elsewhere in this CD&A. Disclosure of amounts earned during 2014 as base salary, bonuses, and awards under the 2014 STIP may be found in the "Summary Compensation Table." Pension benefits and deferred compensation arrangements are described in footnote 5 of the "Summary Compensation Table" and under "Nonqualified Deferred Compensation" of this proxy statement, respectively.

The availability of severance payments and continued healthcare and insurance benefits beyond termination of employment is contractually conditioned for each of our Named Executive Officers on their provision to the Company of a release of claims arising from their employment and the termination thereof and their performance of contractual confidentiality, non-solicitation, and non-disparagement obligations contained in their employment or severance agreements with the Company, as well as payment of applicable contributions for healthcare and insurance benefits. The payments described in the tables and textual materials that follow are provided by severance agreements and the terms of the 2013 Incentive Plan. For a description of these contractual arrangements, see "LTIPs (Cash-Based LTIP and 2013 Incentive Plan)" and "Agreements with Named Executive Officers" in CD&A.

Thomas E. Carlile

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $900,000)	$1,800,000	$—	$1,800,000	$—	$—

STIP	1,800,000 (2 x target)	900,000 (1 x target)	1,800,000 (2 x target)	—	—

LTIP	—	726,188	—	—	726,188

Insurance premiums - term life (for 24 months)	35,816	—	35,816	—	—

Insurance - healthcare, disability, and accident (for 18 months)	13,679	—	13,679	—	—

Financial counseling (for 18 months)	10,000	—	10,000	—	—

Unused paid time off (80 hours)	34,615	—	34,615	34,615	34,615

TOTAL	$3,694,110	$1,626,188	$3,694,110	$34,615	$760,803

Wayne M. Rancourt

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $450,000)	$900,000	$—	$900,000	$—	$—

STIP	495,000 (2 x target)	247,500 (1 x target)	495,000 (2 x target)	—	—

LTIP	—	448,378	—	—	448,378

Insurance - healthcare, disability, and accident (for 18 months)	19,781	—	19,781	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	17,308	—	17,308	17,308	17,308

TOTAL	$1,447,089	$695,878	$1,447,089	$17,308	$465,686

Nick Stokes

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	Involuntary Termination in Connection with Sale of Division	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $425,000)	$850,000	$—	$850,000	$850,000	$—	$—

STIP	467,500 (2 x target)	233,750 (1 x target)	467,500 (2 x target)	467,500	—	—

LTIP		391,504		391,504		391,504

Insurance premiums - term life (for 24 months)	15,520		15,520	15,520

Insurance - healthcare, disability, and accident (for 18 months)	18,521		18,521	18,521

Financial counseling (for 18 months)	10,000	—	10,000	10,000	—

Unused paid time off (68 hours)	13,894	—	13,894	13,894	13,894	13,894

TOTAL	$1,375,435	$625,254	$1,375,435	1,766,939	$13,894	$405,398

Thomas K. Corrick

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $500,000)	$1,000,000	$—	$1,000,000	$—	$—

STIP	550,000 (2 x target)	275,000 (1 x target)	550,000 (2 x target)	—	—

LTIP		340,460			340,460

Insurance - healthcare, disability, and accident (for 18 months)	19,781	—	19,781	—	—

Financial counseling (for 18 months)	15,000	—	15,000

Unused paid time off (80 hours)	19,231		19,231	19,231	19,231

TOTAL	$1,604,012	$615,460	$1,604,012	$19,231	$359,691

John T. Sahlberg

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $400,000)	$800,000	$—	$800,000	$—	$—

STIP	440,000 (2 x target)	220,000 (1 x target)	440,000 (2 x target)	—	—

LTIP	—	349,969	—	—	349,969

Insurance - healthcare, disability, and accident (for 18 months)	14,219	—	14,219	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	15,385	—	15,385	15,385	15,385

TOTAL	$1,284,604	$569,969	$1,284,604	$15,385	$365,354

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

Election of directors:

		FOR	AGAINST	ABSTAIN

1.	Richard H. Fleming	☐	☐	☐

2.	Mack L. Hogans	☐	☐	☐

3.	Christopher J. McGowan	☐	☐	☐

4.	To provide a non-binding advisory vote approving the Company's executive compensation program.	☐	For	☐	Against	☐	Abstain

5.	To ratify the appointment of KPMG as the Company's external auditors for 2015.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Boise Cascade Company

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 29, 2015
9:30 a.m. Mountain Daylight Time

Grove Hotel
Riverfork Room
245 South Capitol Boulevard
Boise, Idaho 83702

Boise Cascade Company 1111 W. Jefferson Street Suite 300 Boise, ID 83702	proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 29, 2015.
If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 3, 4 and 5.
By signing the proxy, you revoke all prior proxies and appoint John Sahlberg, Kelly Hibbs, and Wayne Rancourt, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.